Exhibit 10.28

Execution Version

THIRD

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FALCON’S CREATIVE GROUP, llc

a Delaware Limited Liability Company

Dated as of September 4, 2023

THE UNITS OF FALCON’S CREATIVE GROUP, LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE NOT OTHERWISE BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION. THE UNITS HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND CANNOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (A) THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND (B) APPLICABLE FEDERAL, STATE AND OTHER SECURITIES LAWS. THEREFORE, PURCHASERS OF THE UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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scheduleS

Schedule 3.1(c)	–	Member Schedule

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THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
FALCON’S CREATIVE GROUP, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) of Falcon’s Creative Group, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of September 4, 2023 (the “Effective Date”), by and between Falcon’s Beyond Global, LLC, a Florida limited liability company (“FBG”), and QIC Delaware, Inc., a Delaware corporation (“QIC”). The Company is organized under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”).

RECITALS

WHEREAS, the Company was initially formed as Falcon’s Creative Group, LLC, a Florida limited liability company, on March 9, 2022 in accordance with the Florida Revised Limited Liability Company Act;

WHEREAS, on June 15, 2023, the Company converted from a Florida limited liability company into a Delaware limited liability company;

WHEREAS, pursuant to that certain Subscription Agreement, dated as of the Subscription Closing Date (as may be amended, restated, modified or supplemented from time to time in accordance with its terms, the “Subscription Agreement”) between the Company and QIC, the Company issued 25 Preferred Units to QIC and QIC was admitted as a Member of the Company;

WHEREAS, QIC acknowledges that (i) the Company is engaged, and has significant experience, in master planning and design, executive production, ride and hardware procurement and content development and (ii) it will take such services into consideration in evaluating and selecting service providers for QIC’s existing and future projects, products and purchase orders (including any additional lines of business that the Company enters into);

WHEREAS, in connection with the conversion of the Company as described above and the consummation of the transactions contemplated by the Subscription Agreement, the Members entered into the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Subscription Closing Date (the “Prior Agreement”), to govern certain affairs of the Company; and

WHEREAS, the Members desire to amend and restate the Prior Agreement in its entirety by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

ORGANIZATIONAL MATTERS

Section 1.1 Formation. The Company was formed as a limited liability company pursuant to the provisions of the and Florida Revised Limited Liability Company Act and, on June 15, 2023, was converted into a limited liability company under the Act. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. Upon the Effective Date, FBG and QIC hereby continue as Members of the Company.

Section 1.2 Name. The name of the Company is Falcon’s Creative Group, LLC. The name of the Company may be changed to any other name permitted by the Act or as the Board may determine from time to time.

Section 1.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company shall be located at a place within or outside the State of Delaware as the Board may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board deems advisable.

Section 1.4 Business Purpose. Subject to Section 7.6(e), the Company may (a) hold an interest in Subsidiaries that develop master plans, attraction design, digital content and technology development for theme parks and engage in media, interactive and audio production, project management, experiential technology and attraction hardware development services and attraction hardware sales, (b) carry on any lawful business, purpose or activity permitted to be carried on by limited liability companies under the Act, (c) exercise all rights and powers granted to the Company under this Agreement and any other agreements contemplated hereby, as the same may be amended from time to time, and (d) engage in any other lawful acts or activities incidental or ancillary thereto as the Board deems necessary or advisable for which limited liability companies may be organized under the Act.

Section 1.5 Certificate of Formation; Filings. A certificate of formation of the Company was previously executed and filed on June 15, 2023 with the Delaware Secretary of State as required by the Act (the “Certificate of Formation”). Subject to Section 7.6(e), the Board may cause to be executed and filed any amendments to the Certificate of Formation from time to time as the Board shall deem necessary or advisable. The Board may also cause to be made, on behalf of the Company, such additional filings and recordings as the it shall deem necessary or advisable.

Section 1.6 Designated Agent for Service of Process. The Company shall continuously maintain a registered office and a designated and duly qualified registered agent for service of process on the Company in the State of Delaware. As of the Effective Date: (a) the address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and (b) the Company’s registered agent for service of process at such address is The Corporation Trust Company. Such office and agent may be changed from time to time by the Board.

Section 1.7 Term. The term of the Company shall continue until the Company is dissolved in accordance with this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement.

Section 1.8 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Officer of the Company shall be a partner or joint venturer of any other Member or Officer of the Company, for any purposes; provided, however, that the Company shall continue to be classified as a partnership for U.S. federal and applicable state income tax purposes.

Article II
DEFINITIONS

Section 2.1 Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to them in the Subscription Agreement. In addition, the following terms shall have the meanings ascribed to them below:

“Acceptance Notice” is defined in Section 10.1(b).

“Acceptance Period” is defined in Section 10.1(b).

“Act” is defined in the Preamble.

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 3.2 and who is shown as such on the Member Schedule.

“Additional Units” is defined in Section 10.2(a).

“Adjusted Capital Account Deficit” means, with respect to any Person’s Capital Account as of the end of any Taxable Year, the amount, if any, by which the balance in such Capital Account is less than zero (0). For this purpose, such Capital Account balance shall be (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and (b) increased for any amount such Person is obligated to restore to the Company or is treated as being obligated to restore to the Company pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. “Control” (including as used in the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of (a) more than 50% of the securities or other ownership interests in a specified Person or the voting power of a specified Person or (b) the power to direct or cause the direction of management or policies of a specified Person (whether through ownership of voting securities, by agreement or otherwise).

“Affiliate Transaction” means, with respect to the Group Companies, the entry into, or amendment of any of the terms of, any agreement, arrangement or transaction with FBG or any of its Affiliates (other than the Group Companies) or any director, officer, manager, or employee of FBG or any of its Affiliates (including the Group Companies).

“Agreement” is defined in the Preamble, as the same may be amended from time to time.

“Arbitral Tribunal” is defined in Section 11.9.

“Assignee” means any Person: (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Units in accordance with the terms of this Agreement, and (b) who has not been admitted to the Company as a Substitute Member pursuant to Section 8.5(a) of this Agreement.

“Assumed Rate” means the highest then currently effective marginal combined U.S. federal, state and local income tax rate (which, for the avoidance of doubt, shall include any applicable Section 1411 net investment income tax and shall not take into account any deduction available to any Member under Section 199A of the Code) to which an individual residing in New York, New York or San Francisco, California (whichever is higher) is subject, taking into account the character of any income, gains, deductions, losses or credits and the deductibility of state and local income taxes for U.S. federal income tax purposes (if and to the extent deductible under applicable federal income tax law and taking into account any applicable limitations on the deductibility of such taxes under the Code). For the avoidance of doubt, the Assumed Rate shall be the same for all Members.

“Available Cash” means, as of a specified date and subject to the requirements of any material agreements of any of the Group Companies entered into on or after the Effective Date, all unrestricted Company cash and cash equivalents then on hand less (a) current payments required to be made in connection with any loan to any of the Group Companies, (b) payments required in connection with all other expenses and liabilities of the Group Companies, (c) any other amounts set aside for the restoration, increase or creation of reserves for any bona fide Company purpose, and (d) reserves required to comply with applicable law or any agreement or obligation to which any Group Company is a party or its assets are subject, all as reasonably determined by the Board.

“Bankruptcy Case” is defined in Section 7.13(d).

“Blocker Seller” is defined in Section 8.2(h).

“Board” is defined in Section 7.1.

“Board Member” is defined in Section 7.1.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes for such property, adjusted from time to time to reflect the adjustments required or permitted (in the case of permitted adjustments, to the extent the Board makes such permitted adjustments) by this definition:

(a) in the case of any property contributed or deemed contributed to the Company, the Book Value of such property shall initially equal the gross Fair Market Value of such property at the time of such contribution;

(b) the Book Value of each Company asset may, at the Board’s reasonable discretion, be adjusted to equal its gross Fair Market Value, taking into account Section 7701(g) of the Code, as of the following times: (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the extent the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for an interest in the Company to the extent the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Member in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a “partner” capacity or in anticipation of becoming a “partner” (in each case, within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(d)); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(c) the Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value (taking into account Section 7701(g) of the Code) of such asset on the date of distribution;

(d) the Book Values of each Company asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (d) to the extent the Board reasonably determines that an adjustment pursuant to clause (b) or (c) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e) if the Book Value of a Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Book Value shall thereafter be adjusted to reflect the depreciation taken into account with respect to such Company asset for purposes of computing Profit and Loss.

“Bound Party” is defined in Section 7.13(d).

“Budget and Business Plan” annual budget and business plan of the Company.

“Business Day” means any day except Saturday, Sunday or any day on which banks are not open for business in the city of New York, New York.

“C-Suite Level Executive” means any member of senior management of a specified Person that is a “c-suite” executive or equivalent, including any Key Person, Person with the word “Chief” in his or her title, head of any division or any other Person performing substantially similar functions as any of the foregoing Persons.

“Call Closing” is defined in Section 8.9(b).

“Call Sale Price” is defined in Section 8.9(b).

“Called Units” is defined in Section 8.9(a).

“Capital Account” is defined in Section 3.4.

“Capital Contribution” means the amount of cash (and cash equivalents) and the Fair Market Value of any other property contributed by a Member to the capital of the Company (net of any liabilities assumed by the Company in connection with the contribution or to which the contributed property is subject).

“Certificate of Formation” is defined in Section 1.5.

“Change of Control” means the occurrence of any of the following:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “group”)), other than FBG, acquires direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding Units and / or other voting securities of the Company (including any surviving entity by merger, reorganization or consolidation), and shall include any merger, reorganization or business combination with another unaffiliated Person if the Persons holding direct or indirect beneficial ownership in the aggregate of more than 50% of the outstanding Units or other voting securities of the Company (including any surviving entity by merger, reorganization or consolidation) immediately prior to such transaction cease to hold direct or indirect beneficial ownership of more than 50% of such outstanding Units or other voting securities or otherwise control such entity immediately following such transaction;

(b) the Company (or any successor thereof, including any successor to all or substantially all of the assets thereof) sells, leases, licenses or disposes of all or substantially all of its and its Subsidiaries’ assets (or any other transaction having a similar effect is consummated, other than a merger or consolidation), other than the sale or transfer of assets to a directly or indirectly wholly-owned Subsidiary of the Company as permitted by this Agreement; or

(c) any Person other than FBG obtains the ability to designate and / or control a majority of the Board, board of managers or any other governing body, if one exists, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee Member” is defined in Section 7.6(b).

“Common Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified with respect to Common Units in this Agreement.

“Company” is defined in the Preamble.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Parent Entities” means the Company’s parent entities, including FBG, FBG PubCo and any of their respective successors.

“Company Parent Entity Excluded Securities” is defined in Section 10.1(a)(i).

“Dispute” is defined in Section 11.9.

“Effective Date” is defined in the Preamble.

“Eligible Member” is defined in Section 10.1(b).

“Encumbrance” means a security interest, lien, charge, claim, community or other marital property interest, pledge, alienation, mortgage, option, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or any other restriction on use, voting (including any proxy), transfer (including any right of first refusal or similar right), receipt of income or exercise of any other attribute of ownership.

“Equity Securities” is defined in Section 10.1(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” is defined in Section 10.1(a)(iii).

“Fair Market Value” means, with respect to any non-cash asset, the fair value for such asset as between a willing buyer and a willing seller acting in its own interest in an arm’s-length transaction occurring on the date of valuation, as determined by the Board, acting reasonably in good faith and without unreasonable delay, provided, that at QIC’s request, such valuation shall be conducted by an independent, nationally recognized investment bank or appraiser engaged by the Board.

“FBG PubCo” means Falcon’s Beyond Global, Inc., a Delaware corporation, or such other entity that is the Company’s ultimate publicly traded parent company.

“FBG PubCo Board Right” is defined in Section 8.8.

“FBG PubCo Board Right Trigger Event” is defined in Section 8.8.

“FBG PubCo COC Notice” is defined in Section 8.9(a).

“FBG PubCo Change of Control” means the occurrence of any of the following:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “group”)), other than the Specified Control Persons, acquires direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (whether by merger, reorganization or consolidation or otherwise) of more than 35% of the then outstanding equity securities or voting power of FBG PubCo (including any surviving entity by merger, reorganization or consolidation);

(b) FBG PubCo (or any successor thereof, including any successor to all or substantially all of the assets thereof) sells, leases, licenses or disposes of all or substantially all of its and its Subsidiaries’ assets (or any other transaction having a similar effect is consummated, other than a merger or consolidation), other than the sale or transfer of assets to a directly or indirectly wholly-owned Subsidiary of the FBG PubCo; or

(c) any Person other than the Specified Control Persons obtain the ability to designate and / or control a majority of the board of directors of FBG PubCo.

“FBG Manager” is defined in Section 7.3(b).

“Fiscal Year” means the fiscal year of the Company ending on December 31.

“Five-Year Anniversary of the Subscription Closing Date” means July 27, 2028.

“Governmental Entity” means any federal, state, local or foreign government or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Group Companies” means the Company and its Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnitee” is defined in Section 7.11(a).

“Initial Investment Amount” means the $30,000,000 investment by QIC into the Company pursuant to the Subscription Agreement.

“Investment Amount” means the Initial Investment Amount, as reduced from time to time to take into account any distributions, redemptions, return of capital or other payments (other than distributions pursuant to the Preferred Return, including pursuant to Section 4.2(a)(i)).

“Intellectual Property” means all U.S. and foreign intellectual property, inventions, and other proprietary rights, whether registered or unregistered, including (a) patents, utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of such patents and patent applications, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing; (b) trademarks, trade dress, service marks, trade names, corporate names, brand names, logos, and similar designations of source or origin, whether registered or unregistered, and pending applications to register the same, and all goodwill associated therewith; (c) moral rights, design rights, database rights, copyrights, and copyrightable works, including all writing, reports, analyses, evaluation protocols, designs, software (including object code, source code, or other form), mask works, or other works, whether registered or unregistered, and pending applications to register the same; (d) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas, techniques, algorithms, inventions, ideas, technical data, discoveries, research and development, compositions, designs, customer, supplier, partner, and talent lists, pricing and cost information, business and marketing plans and proposals, and other similar proprietary information; (e) internet web site addresses, domain names, and URLs; (f) social media accounts, logins, and passwords; (g) rights of publicity, rights of privacy, rights to name and likeness, and similar rights; and (h) all remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Intercompany Services Agreement” means that certain Intercompany Services Agreement, dated as of the Subscription Closing Date, by and between the Company and FBG, as may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“IPO” means the initial sale of Equity Securities of the Company or any successor thereto or any subsidiary or holding company thereof in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act or similar law.

“Key Persons” means Cecil D. Magpuri, David Schaefer and Robb Wilson.

“LCIA” is defined in Section 11.9.

“Liquidation Event” means a Change of Control or the liquidation or dissolution of the Company.

“Liquidator” is defined in Section 9.5(a).

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Profit and Net Loss.

“Member Group” means a Member and its Affiliates and any employees, directors, stockholders, partners and members of such Member or any of its Affiliates, but excluding the Group Companies.

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Treasury Regulation Section 1.704-2(i).

“Member Sale” is defined in Section 8.2(a).

“Member Schedule” is defined in Section 3.1(b).

“Members” means the Persons identified as Members on the Member Schedule, including any Substitute Members and any Additional Members, each in its capacity as a member of the Company, in each case for so long as such Person continues to own Units. Each Member is referred to individually as a “Member”. For purposes of the Act, the members of the Company shall constitute a single class or group of members.

“Misallocated Item” is defined in Section 6.4(b).

“Net Profit” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s net taxable income or net taxable loss, respectively, for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) The computation of all items of income, gain, loss and deduction shall include tax exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(b) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided, that if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Company);

(c) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(d) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(e) To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(f) Any items that are specially allocated pursuant to Section 6.2 shall not be taken into account in computing the Company’s Net Profit or Net Loss.

“New Securities” is defined in Section 10.1(a)(iv).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offer Notice” is defined in Section 10.1(b).

“Officer” is defined in Section 7.7.

“Outstanding Units Investment Amount” means the product of (a) the quotient of (i) the number of Preferred Units then outstanding divided by (ii) 25 multiplied by (b) the Initial Investment Amount, as calculated from time to time as applicable.

“Over-Allotment Right” is defined in Section 10.1(b).

“Participant” is defined in Section 7.13(a).

“Participating Member” is defined in Section 8.2(b).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the U.S. Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provisions of U.S. state or local tax laws.

“Permitted Transferee” means a transfer of Units to an Affiliate of such Member. For the avoidance of doubt, Qiddiya Investment Company shall be deemed to be an Affiliate of QIC for purposes of this Agreement.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Preferred Liquidation Preference” means, an amount equal to (a) the Investment Amount, plus (b) the Preferred Return.

“Preferred Return” means an amount necessary to result in a rate of return of 9% per annum, compounding annually on the Outstanding Units Investment Amount and accruing from the Subscription Closing Date, as adjusted from time to time to take into account any distributions, return of capital or other payments.

“Preferred Unit” means a Unit representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified with respect to Preferred Units in this Agreement.

“Preferred Unit Purchase Price” means $30,000,000.

“Prior Agreement” is defined in the Recitals.

“Proceeding” is defined in Section 7.11(a).

“Profit” means individual items of Company income and gain determined in accordance with the definitions of Net Profit and Net Loss.

“Push Out Election” is defined in Section 5.3.

“QIC Call Right” is defined in Section 8(a).

“QIC Manager” is defined in Section 7.3(c).

“QIC Priority Commitment” is defined in Section 7.12(b).

“Redemption Amount” is defined in Section 3.9.

“Redemption Commencement Date” means the earliest of (a) the Five-Year Anniversary of the Subscription Closing Date, (b) any date on which a majority of the Key Persons cease to be employed by the Group Companies and (c) the consummation of a FBG PubCo Change of Control.

“Redemption Date” is defined in Section 3.9.

“Redemption Notice” is defined in Section 3.9.

“Regulatory Allocations” is defined in Section 6.2(g).

“Reinvestment Commitment” is defined in Section 4.7.

“Restricted Person” means any Person that (a) is not a Permitted Transferee of QIC or FBG and directly or indirectly, engages in a business that is competitive with any business of the Group Companies, (b) derives at least 10% of its revenue from or is primarily identified with (i) the manufacture, distribution or sale of tobacco, pork products or alcohol fit for human consumption and/or (ii) the Middle East (which shall include the following countries: Algeria, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Palestine, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, Turkey, United Arab Emirates and Yemen) or (c) derives any of its revenue or is primarily identified with (i) the operation of gambling establishments (but not including, for the avoidance of doubt, any Person providing software and/or data services to any Person engaged in the operation of gambling establishments), (ii) the manufacture of gambling machines, (iii) the manufacture, distribution or sale of weapons or armaments (other than the manufacture, distribution or sale of computer technology, communications equipment, software, medical supplies, vaccines or similar items) or (iv) the production or distribution of pornography.

“ROFR Member” is defined in Section 8.2(b).

“ROFR Notice” is defined in Section 8.2(b).

“ROFR Period” is defined in Section 8.2(b).

“Rules” is defined in Section 11.9.

“Sale Notice” is defined in Section 8.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” is defined in Section 8.2(a).

“Specified Control Persons” means, collectively, Scott Demerau, Cecil D. Magpuri and Infinite Acquisitions LLLP and their respective controlled Affiliates.

“Subscription Agreement” is defined in the Recitals.

“Subscription Closing Date” means July 27, 2023.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock (or other interests) entitled to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Substitute Member” means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its Units, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 8.5 of this Agreement.

“Tag-Along Notice” is defined in Section 8.2(c).

“Tax Advance” is defined in Section 4.5.

“Tax Amount” means the excess, if any, of (a) the product of (i) an amount, if positive, equal to (x) the net taxable income of the Company allocable to a Member (for this purpose, including any guaranteed payments or gross income allocations made with respect to such Member) with respect to such Taxable Year through the end of the month preceding the applicable Tax Distribution (determined based upon a good faith estimate by the Board, and, for purposes of this definition, excluding adjustments to taxable income in respect of Section 704(c) of the Code ), minus (y) any net taxable loss of the Company allocated to the Member for any prior Taxable Year not previously taken into account for purposes of Section 4.4 to the extent such losses would be available under the Code to offset income of such Member (or, as appropriate, of its direct or indirect partners or members), in each of clauses (x) and (y), determined as if income and loss of the Company were the only income and loss of such Member (or, as appropriate, of its direct or indirect partners or members) in such Taxable Year and all prior Taxable Years and (ii) the Assumed Rate with respect to such Taxable Year, over (b) the amount of distributions previously made to such Member pursuant to Article IV with respect to such Taxable Year.

“Tax Distributions” is defined in Section 4.4.

“Tax Matters Member” is defined in Section 5.2.

“Taxable Year” means the Company’s Fiscal Year or such other year (a) as is required by Code Section 706 or (b) determined by the Board, if no year is so required by Section 706 of the Code.

“Transaction Documents” is defined in the Subscription Agreement.

“Transfer” means a direct or indirect sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings), whether pursuant to a derivative transaction or through the transfer of any Equity Securities in any Person that directly or indirectly holds the relevant asset (including though one or more other Persons, and including any agreement or commitment to do any of the foregoing); provided, that the following shall not constitute a “Transfer” under this Agreement: (a) the transfer of direct or indirect equity securities in Qiddiya Investment Company, or its parent entities or any other reorganization, recapitalization or similar transaction involving Qiddiya Investment Company or any of its parent entities; (b) without limiting Sections 3.9, 8.8 and 8.9, the transfer of direct or indirect equity securities in FBG PubCo or any other reorganization, recapitalization or similar transaction involving FBG PubCo; or (c) the issuance of FBG equity securities (i) to FBG PubCo, (ii) after QIC has had the right to participate in such issuance in compliance with Section 10.1(c) or (iii) that constitute Company Parent Entity Excluded Securities. The term “Transferred” shall have a correlative meaning.

“Unallocated Item” is defined in Section 6.2(b).

“Unit” means a unit representing a fractional part of the limited liability company interests in the Company having the privileges, preferences, duties, liabilities, obligations and rights set forth herein, including a Member’s right (a) to its share of income, gain, loss and deduction of the Company; (b) to its share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members to the extent provided herein; and (d) to any and all other benefits to which such Member may be entitled as provided herein or the Act, and such limited liability company interest represented by such Units shall be determined in accordance with such privileges, preferences, duties, liabilities, obligations and rights, and shall include the Common Units and Preferred Units.

“Units Outstanding” is defined in Section 10.2(a).

“Withheld Member” is defined in Section 4.5.

Article III

UNITS; MEMBERS

Section 3.1 Units.

(a) The limited liability company interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series in accordance with the terms and conditions of this Agreement, and shall be initially divided into two classes: Common Units and Preferred Units. The Units shall have the privileges, preferences, duties, liabilities, obligations and rights set forth in this Agreement with respect to such Units.

(b) The Company shall maintain a schedule of all Members, the number and classes of Units held by them, the date of any Transfer or issuance of any Units to them, and their respective notice addresses (the “Member Schedule”), and shall update the Member Schedule upon the issuance or Transfer of any Units to any new or existing Member. Any update to the Member Schedule by the Board pursuant to this Agreement shall not be deemed to be an amendment to this Agreement. A copy of the Member Schedule effective as of the Effective Date is attached hereto as Schedule 3.1(b).

Section 3.2 Additional Units; Additional Members. Subject to Article VII and Article X, the Board is hereby authorized to cause the Company to issue additional Units for any Company purpose, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as Additional Members, for such consideration and on such terms and conditions as shall be established by the Board.

Section 3.3 Capital Contributions. No Member shall be required to make any additional contributions to the Company with respect to such Member’s Units or otherwise. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

Section 3.4 Capital Accounts.

(a) A separate capital account (“Capital Account”) shall be established and maintained for each Member in accordance with Code Section 704(b) at all times throughout the full term of the Company. The Capital Accounts shall be adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be credited initially with an amount equal to such Member’s cash contributions and the Fair Market Value of property contributed or deemed to be contributed to the Company by the Member. Without limiting the foregoing, each Member’s Capital Account shall be: (i) increased by the amount of any additional Capital Contributions made by such Member; (ii) decreased by the amount of cash and Fair Market Value of any property distributed by the Company to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to); (iii) increased by the amount of any Net Profits (or items thereof) allocated to such Member under Article VI; and (iv) decreased by the amount of any Net Losses (or items thereof) allocated to such Member under Article VI.

(b) The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Board, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Board. For this purpose, the Company may (in the reasonable discretion of the Board), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

(c) In the event of a permitted Transfer of Unit(s) or an interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Unit(s) or interest in the Company. Any reference in this Agreement to a Capital Contribution of, or distributions to, a Member that has succeeded any other Member shall include any Capital Contributions or distributions previously made by or to the predecessor Member on account of the Units Transferred to such successor Member.

Section 3.5 Uncertificated Units. Each Member acknowledges that the Units are not represented by certificates. Each Member hereby waives any right to request from the Company a certificate representing the number of his, her or its Units registered in certificated form.

Section 3.6 Member Loans. Subject to the terms of Section 7.6(e), to the extent the Board determines necessary or advisable for the business of the Company, one or more Members may, but shall not be obligated to, make loans or otherwise lend funds to, act as surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other credit, guarantee, financing or refinancing arrangements with or for the benefit of, the Company, in each case, on terms that are on no worse, individually or in the aggregate, than arms length terms. No loans or other extensions of credit made by any Member to or for the benefit of the Company or its Affiliates shall have any effect on such Member’s Units, such loans or other extensions of credit representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

Section 3.7 Liability of Members. Notwithstanding anything to the contrary contained in this Agreement and except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member in its capacity as such shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort or otherwise, solely by reason of being a Member of the Company; and (b) no Member in its capacity as such shall in any event have any liability whatsoever in excess of the following (without duplication), solely by reason of being a Member of the Company: (i) its share of any assets and undistributed profits of the Company, and (ii) the amount of any wrongful distribution to such Member, if, and only to the extent, the return of such wrongful distribution is required by this Agreement or by a non-waivable provision of the Act. Nothing in this Section 3.7 shall be deemed to limit a Member’s liability to the Company in respect of any breach by such Member of any express provision of this Agreement.

Section 3.8 Unit Splits and Combinations. Except as otherwise provided herein, the Board may cause the Company to, at any time, effect a split, subdivision, combination, dividend, recapitalization or other similar transaction involving the outstanding Units of any class or series; provided that such split, subdivision, combination, dividend, recapitalization or other transaction (including issuance of Units as a dividend on all or substantially all Units) shall not impinge the economic or other rights of the affected Units under this Agreement.

Section 3.9 Redemption. At any time and from time to time after a Redemption Commencement Date, QIC may elect, in its sole discretion, to require the Company to redeem any or all of the outstanding Preferred Units for the Preferred Liquidation Preference of such Preferred Units as of the Redemption Date (as defined below) (the “Redemption Amount”). Any election by QIC pursuant to this Section 3.9 shall be made by written notice to the Company (the “Redemption Notice”), which notice shall indicate QIC’s elected redemption date, which shall be no less than 15 Business Days after the Redemption Notice is delivered to the Company (the “Redemption Date”). Upon receipt of a Redemption Notice, the Company may elect to pay the Redemption Amount by installment payments over the course of the 12 month period immediately following the Redemption Date by providing a written notice of such election to QIC within 15 Business Days of receiving the Redemption Notice (the “Payment Election Notice”); provided, that all Preferred Units with respect to which the Company has not paid the corresponding portion of the Redemption Amount shall remain outstanding and owned by QIC until the redemption thereof is effectuated. If the Company fails to deliver a Payment Election Notice, then the Company shall be deemed to have elected to pay the entire Redemption Amount to QIC on the Redemption Date.

Article IV
DISTRIBUTIONS

Section 4.1 Distributions Generally. Except as otherwise provided in this Article IV or in Article IX, no Member shall be entitled to receive distributions from the Company.

Section 4.2 Interim Distributions.

(a) Subject to the terms of this Article IV (including the Reinvestment Commitment) and Section 7.6(e), Available Cash shall be distributed to the Members at such times and in such amounts as determined by the Board, and in each case, when made, shall be distributed:

(i) first, to the holders of the Preferred Units until the Preferred Return is reduced to zero;

(ii) second, to the holders of the Preferred Units until the Investment Amount is reduced to zero;

(iii) third, to the holders of the Common Units until each such holder has received, with respect to each Common Unit owned by each such holder, an amount per Common Unit equal to the amount each Preferred Unit received pursuant to Section 4.2(a)(i) and (ii); and

(iv) fourth, to the holders of the Preferred Units and Common Units pro rata in proportion to the relative number of outstanding Units held by such holders.

Section 4.3 Distributions Upon Liquidation. Distributions made in conjunction with the dissolution and winding up of the Company shall be applied or distributed as provided in Article IX.

Section 4.4 Tax Distributions. Notwithstanding any other provision in this Agreement to the contrary, except to the extent the Board in good faith determines the Company has (or would, following such distribution, have) insufficient Available Cash, the Board shall cause the Company to make cash distributions to the Members at least quarterly and no later than five (5) days before the date specified in Section 6655(c)(2) of the Code (the “Tax Distributions”) in an amount so that each such Member has received an amount equal to such Member’s Tax Amount. All Tax Distributions shall be treated as an advance against, and shall reduce dollar-for-dollar, subsequent distributions that otherwise would be made pursuant to this Article IV and Section 9.5(b). If the Company lacks sufficient cash that is available at such time for distribution to make the full amount of any Tax Distribution (as determined in good faith by the Board in accordance with the first sentence of this Section 4.4), then the Company shall not be required to borrow any money for purposes of making such a Tax Distribution, and the Company shall use commercially reasonable efforts to distribute the amount of cash available on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 4.4 if available cash existed in a sufficient amount to make such Tax Distribution in full) and shall use commercially reasonable efforts to make an additional Tax Distribution, on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 4.4 if available cash existed in a sufficient amount to make such Tax Distribution in full) out of the first cash available for distribution (as determined in good faith by the Board) in subsequent taxable years to make up for such shortfall. For the avoidance of doubt, no Member shall be entitled to any payment under this Section 4.4 (A) in connection with a change of control transaction, liquidity event, sale of the Company, Liquidation Event or similar transaction, or (B) income recognized by any Member with respect to the issuance or vesting of such Member’s Units or any guaranteed payment in respect of services provided by such Member.

Section 4.5 Withholding and Indemnification.

(a) If any of the Group Companies are required by applicable law to make any payment to any Governmental Entity or to any other Person (or otherwise makes a payment) that is specifically attributable to a Member or a Member’s status as such, including income taxes imposed on the Company as a result of an assessment, adjustment or similar claim by any taxing authority, federal withholding taxes (including pursuant to Section 1446(f)(4) of the Code), state personal property taxes, state or local unincorporated business taxes, and taxes arising under the Partnership Tax Audit Rules (a “Tax Advance”), then such Member (the “Withheld Member”) shall indemnify and contribute to the Company in full for the entire amount paid by such Group Company (including interest, penalties and related expenses); provided, that no such indemnification will be considered a Capital Contribution for purposes of this Operating Agreement. Notwithstanding anything to the contrary, the Board may offset distributions (including Tax Distributions) to which the Withheld Member is otherwise entitled under this Operating Agreement against such Withheld Member’s obligation to indemnify the Company under this Section 4.5 or with respect to any other amounts owed by the Withheld Member to the Company or any of its Subsidiaries. Except to the extent actually reimbursed in cash by such Person pursuant to this Section 4.5, (i) any income taxes paid by the Company, (ii) any other taxes paid or withheld by the Company and (iii) any withholding or similar taxes imposed on amounts payable to the Company shall in each case be treated for purposes of this Agreement as an amount actually distributed to the Withheld Member at the time paid or withheld (and the amount of any such tax shall be deemed to have been distributed to such Withheld Member as the Board, in its reasonable discretion, may determine). For purposes of this Section 4.5, an amount shall be considered paid or withheld if, and at the time, remitted to a Governmental Entity without regard to whether the remittance occurs at the same time as the distribution or allocation to which it relates; provided, that an amount actually withheld from a specific distribution or designated by the Board as withheld with respect to a specific allocation shall be treated as if it were distributed at the time such distribution or allocation occurs. A Withheld Member’s obligation to indemnify and make contributions to the Company under this Section 4.5 shall survive the transfer, forfeiture or other disposition of such Withheld Member’s Units and the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 4.5 the Company shall be treated as continuing in existence. The Board may cause the Company to pursue and enforce all rights and remedies it may have against each Member under this Section 4.5, including instituting a lawsuit to collect such indemnification and contribution, with interest calculated at a rate equal to the Base Rate plus six (6) percentage points per annum (but not in excess of the highest rate per annum permitted by applicable), compounded on the last day of each fiscal quarter. For the avoidance of doubt, any taxes, penalties, and interest payable under the Partnership Tax Audit Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Board.

(b) Notwithstanding any provision in this Agreement to the contrary and without limiting this Section 4.5(b), the Company is authorized to take any and all actions that it determines to be necessary or appropriate to ensure that the Company satisfies its withholding and tax payment obligations under Section 1441, 1445, 1446, 1471, 1472, or any other provision of the Code (or other applicable law).

(c) In the event that the Company determines, based on the advice of its tax advisors, that the grant or vesting of any Units may be, or may be treated by any Governmental Entity as, an event in respect of which a tax is required to be withheld, the Company may withhold from such grant or vesting a portion of the Units having a Fair Market Value equal to the amount of such withholding tax or require that the relevant Member pay any part or all of such withholding tax to the Company in cash.

Section 4.6 Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. Subject to Section 7.6(e), the Board may cause the Company to make distributions of Company Assets in kind. Any in-kind distributions shall be valued at their Fair Market Value as of the date of distribution and shall be made in such a fashion as to ensure that each Member receives its proportionate share of such in-kind distributions (as determined in accordance with this Article IV).

Section 4.7 Limitations on Distributions.

(a) Without the prior written consent of QIC, until after the Five-Year Anniversary of the Subscription Closing Date, (i) the Company shall not make any distributions (except for Tax Distributions) to any Member and (ii) the Company shall reinvest all of its Available Cash to support the growth and capacity of the Group Companies for any projects, products and purchase orders submitted by QIC to the Group Companies (the “Reinvestment Commitment”).

(b) Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall be required to make a distribution to any Person in violation of the Act or other applicable law.

Article V
TAX MATTERS

Section 5.1 Tax Returns. Subject to the Subscription Agreement, the Company shall prepare all required U.S. federal, state, local and foreign tax returns, which may be required by a jurisdiction in which the Group Companies operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. The Company shall use its commercially reasonable efforts to provide the Members (A) with quarterly U.S. federal, state and local tax estimates (including allocations of such estimated amounts to the Members) and any other information concerning the Group Companies as is required to enable the Members (or any beneficial owner of the Members) to pay estimated taxes to be delivered to each Member (i) for the first quarter of each Taxable Year, by April 10, (ii) for the second quarter of each Taxable Year, by June 10, (iii) for the third quarter of each Taxable Year, by September 10, and (iv) for the fourth quarter of each Taxable Year, by December 10; and (B) by April 1, a Schedule K-1 for the immediately preceding Taxable Year and any other necessary tax reporting information required by the Members for the preparation of their respective U.S. federal, state and local income tax returns; provided, that if a final Schedule K-1 is not ready for delivery to the Members by April 1, the Company shall provide each Member with estimated information concerning the Group Companies required for the timely preparation of U.S. federal, state and local income tax returns by such Members (or any beneficial owner(s) of such Members) reasonably believed by the Board in good faith to be correct. Upon the reasonable request by any Member, the Company shall use commercially reasonable efforts to provide such other information concerning the Group Companies as is reasonably requested by such Member and necessary for compliance with its income tax filing, reporting, compliance or payment obligations (or the income tax filing, reporting, compliance or payment obligations of any beneficial owner(s) of such Member).

Section 5.2 Tax Matters Member. FBG or its designee shall be the “partnership representative” of the Company for purposes of Code Section 6223 (as in effect on the date hereof) and corresponding provisions of any state or local tax law and shall be the “tax matters partner” of the Company for any applicable tax regime (in such capacities, collectively, the “Tax Matters Member”). The Tax Matters Member is hereby authorized to (A) designate any other Person selected by the Board as the “partnership representative” and (B) take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 5.2, of the Tax Matters Member (or any other Person selected by the Board) as the “partnership representative”. In such capacities, the Tax Matters Member shall act in compliance with the provisions of this Agreement. Subject to the Subscription Agreement, the Tax Matters Member shall have all of the rights, duties, powers and obligations provided to it in such capacities. The Company shall indemnify and reimburse the Tax Matters Member for all reasonable out of pocket expenses, including legal and accounting fees, claims, liabilities, losses and damages, incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to the Company. The provisions for exculpation and indemnification of the various Persons set forth in Section 7.11, shall be fully applicable to the Person acting as Tax Matters Member. Nothing herein will be construed to restrict the Tax Matters Member from engaging an accounting firm or legal counsel to assist it in discharging its duties hereunder.

Section 5.3 Tax Elections. Subject to Section 5.4, the Tax Matters Member shall have the authority, in its sole, reasonable discretion, to make any and all elections for U.S. federal, state, and local tax purposes, including any election, if permitted by applicable law, to extend the statute of limitations for assessment of tax deficiencies against or with respect to Members with respect to adjustments to the Company’s U.S. federal, state, or local tax returns, and including any election provided in Section 6226 of the Code (and any applicable regulations or other guidance thereunder, and any corresponding state or local elections) in connection with any audit or other applicable proceeding that could result in any material tax liability (a “Push Out Election”). If, with respect to any such audit or other applicable proceeding, a Push Out Election is not made, then any “imputed underpayment” imposed on the Company under Section 6225 of the Code (or any similar state or local Tax liability imposed on the Company) shall constitute a Tax Advance on behalf of the applicable Members (as determined in good faith by the Board) in accordance with Section 4.5 hereof and treated accordingly. Each Member will, upon request by the Tax Matters Member, supply the information necessary to give proper effect to any such election. Notwithstanding anything to the contrary contained herein (and without a vote or the consent of the Board or any other Person), in the event of any adjustment to the U.S. federal, state, or local income tax returns of Falcon’s Treehouse, LLC or Falcon’s Treehouse National, LLC, QIC shall have the unilateral right to cause the Company to cause Falcon’s Treehouse, LLC or Falcon’s Treehouse National, LLC, as relevant, to make a Push Out Election with respect to such adjustment.

Section 5.4 Tax Approval Matters. Notwithstanding the foregoing or anything else herein to the contrary, except for elections under Section 6226 of the Code, the Company shall obtain the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of each of the QIC and FBG, as applicable, prior to changing, modifying or otherwise taking any action with respect to historic tax policies, tax reporting, settlement of tax proceedings, tax elections, or other actions or changes primarily relating to taxes, in each case, if and to the extent it would reasonably be expected to have a disproportionate and material adverse tax consequence to such Member as compared to any of the other Members.

Section 5.5 Tax Controversies. The Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings (each, a “Tax Controversy”), and to expend Company funds for professional services reasonably incurred in connection therewith. Without the prior written consent of QIC, the Tax Matters Member may not (i) settle a Tax Controversy with the U.S. Internal Revenue Service, (ii) extend any statute of limitations with respect to taxes or (iii) take any other action, in each case, reasonably expected to have a disproportionate and materially adverse effect on QIC as compared to any of the other Members. The Tax Matters Member shall keep QIC reasonably informed regarding any Tax Controversy involving the Company, including the material developments and status of any Tax Controversy, and shall notify QIC within ten (10) days of receiving a notice of final partnership adjustment (or equivalent under applicable law) or a final decision of a court or U.S. Internal Revenue Service appeals panel (or equivalent body under applicable law). The obligations of the Company and the Tax Matters Member under this Section 5.5 with respect to any Tax Controversy affecting QIC shall continue after QIC transfers or liquidates any or all of its interests in the Company.

Article VI
Allocations

Section 6.1 Allocation of Net Profit and Loss. After giving effect to the special allocations set forth in Section 6.2, the Net Profit or Net Loss of the Company for any Taxable Year or other relevant period shall be allocated among the Members in such manner so that the Capital Account balance of each Member shall, to the greatest extent possible, be equal (proportionately) to (a) the amount that would be distributed to such Member if (i) the Company were to sell the assets of the Company for cash equal to their Book Values, (ii) all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), (iii) the Company were to dissolve pursuant to Article IX and (iv) the Company were to distribute the net proceeds of sale pursuant to Section 9.5(b) minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding anything in this Agreement to the contrary, the Company shall not treat the Preferred Return as a guaranteed payment or capital shift and shall not allocate any items of gross income to QIC with respect to such amounts.

Section 6.2 Special Allocations. The following special allocations shall be made for any Taxable Year in the following order:

(a) Minimum Gain Chargeback. Subject to the exceptions contained in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Losses attributable to Member Nonrecourse Debt shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease during any Taxable Year in Member Nonrecourse Debt Minimum Gain, Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to, and subject to the exceptions contained in Treasury Regulation Section 1.704-2(i)(4). This Section 6.2(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and such Member would have an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 6.2(a) and Section 6.2(b) but before the application of any provision of Section 6.1, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 6.2(c) is intended to be a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Treasury Regulations Section 1.752-2) for such Member Nonrecourse Debt. If more than one Member bears the economic risk of loss, such deduction shall be allocated between or among such Members in accordance with the ratios in which such Members share such economic risk of loss.

(e) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated to the Members in a manner determined in good faith by the Board taking into account the relative economic interests of the Members of the Company in the manner required by Treasury Regulation Section 1.704-2(i).

(f) Adjustment to Adjusted Tax Basis. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(g) Effect of Regulatory Allocations. The allocations set forth in this Section 6.2 (the “Regulatory Allocations”) are intended to comply with Treasury Regulation Section 1.704-1(b) and 1.704-2 and shall be interpreted consistently therewith. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Profit and Net Loss of the Company or to make distributions. Accordingly, notwithstanding the other provisions of Section 6.1 and Section 6.2, but subject to the Regulatory Allocations, items of Profit and Loss of the Company shall be allocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Profits and Net Loss had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Members is zero.

Section 6.3 Loss Limitation. Except as required by the Code and the Treasury Regulations, Net Loss allocated pursuant to Section 6.1 hereof shall not exceed the maximum amount of Net Loss that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Taxable Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss pursuant to Section 6.1 hereof, except as required by the Code and Treasury Regulations, the limitation set forth in this Section 6.3 shall be applied on a Member by Member basis and Net Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

Section 6.4 Other Allocation Rules.

(a) If, during a Taxable Year, there is (i) a permitted Transfer of all or any portion of a Member’s Units, or (ii) the admission or withdrawal of a Member, Net Profit, Net Loss, each item thereof, and all other tax items of the Company for such Taxable Year shall be divided and allocated among the Members by taking into account their varying interests during such Taxable Year utilizing the interim closing of the books method of allocation.

(b) Subject to Section 5.4, if the Tax Matters Member reasonably determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Article VI (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Member’s economic interests in the Company (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Board may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests.

Section 6.5 Tax Allocations.

(a) Except as otherwise provided in this Section 6.5, for U.S. federal, state, and local income tax purposes, all items of Company income, gain, loss, deduction and credit, shall be allocated among the Members in the same proportion as Net Profit or Net Loss are allocated among the Members for such Taxable Year; provided, that, if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. In furtherance of the foregoing, the Company may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it deems reasonably necessary for this purpose.

(b) Items of Company income, gain, loss and deduction with respect to any property contributed (or deemed contributed) to the capital of the Company shall, solely for U.S. federal, state, and local tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value computed in accordance with Regulation Section 1.704-1(b). Subject to Section 5.4, such allocation shall be made in accordance with any permitted method provided for in Treasury Regulation Section 1.704-3 that is selected by the Board, in its reasonable discretion.

(c) Subject to Section 5.4, if the Book Value of any Company asset is adjusted pursuant to clause (b) of the definition of “Book Value”, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code, using such method or methods as the Board may direct.

(d) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Sections 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).

(e) Allocations pursuant to this Section 6.5 are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, or other items as computed for book purposes, or distributions pursuant to any provision of this Agreement.

Article VII
GOVERNANCE

Section 7.1 Board of Managers.

(a) The business and affairs of the Company shall be managed by or under the direction of its board of managers (the “Board”). Each member of the Board (“Board Member”) shall be a “manager” of the Company for all purposes of the Act. Except as otherwise expressly provided in this Agreement, (i) all decisions, determinations, actions, approvals or consents relating to the management and control of the conduct of the business of the Company and its affairs shall be made by the Board and (ii) the Board shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Board (including through the appointment of Officers). Without limiting the foregoing general powers, the Board is hereby authorized and empowered, on behalf and in the name of the Company, or through agents as the Board may deem appropriate, to do or authorize all things deemed necessary or desirable by it to conduct the business and affairs of the Company, to exercise or direct the exercise of all of the powers of the Company under the Act and this Agreement and to effectuate the purposes of the Company. Notwithstanding any contrary provision of this Agreement, the Board shall have no authority to knowingly perform any act that would subject any Member (in its capacity as a Member of the Company) to liability for the debts, liabilities or obligations of the Company.

(b) No Board Member in his or her capacity as such shall have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company or authorize any of the foregoing, other than specific acts that are expressly and duly authorized by the Board (or a duly authorized committee thereof).

(c) The Board, the Board Members and the decisions of the Board shall have the benefit of the business judgment rule to the same extent as the Board, such Board Members and such decisions would have under the benefit of such rule if the Board were a board of directors of a Delaware corporation. The Board Members shall have the same duties of care and loyalty as such Persons would have if such Persons were directors of a Delaware corporation. Notwithstanding anything to the contrary herein, nothing in this Section 7.1(c) shall create or impose any duties or obligations on QIC or the QIC Manager.

Section 7.2 Composition of the Board.

(a) The Board shall consist of three Board Members. Each Board Member shall remain in office until his or her death, resignation or removal. All Board Members must be individuals.

(b) FBG shall be entitled to designate two Board Members to the Board. Each Board Member designated by FBG to the Board pursuant to this Section 7.2(b) is referred to as a “FBG Manager”.

(c) QIC shall be entitled to designate one Board Member to the Board. Such Board Member designated by the QIC pursuant to this Section 7.2(c) is referred to a “QIC Manager”.

Section 7.3 Designation of Board Members. The following is a list of names of the individuals designated to by Board Members as of the Effective Date:

Name	Role
Alain-Franck Lacombe	QIC Manager
David Schaefer	FBG Manager
Yvette Whittaker	FBG Manager

Section 7.4 Removals; Vacancies.

(a) Any Board Member may resign by giving written notice to that effect to the Board. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.

(b) Any FBG Manager may at any time, and from time to time, be removed with or without cause by FBG. If a FBG Manager vacancy arises on the Board by reason of death, resignation, removal or otherwise, then, subject to Section 7.4(b), FBG shall then have the right to designate a replacement Board Member to fill such vacancy.

(c) Any QIC Manager may at any time, and from time to time, be removed with or without cause by QIC. If the QIC Manager vacancy arises on the Board by reason of death, resignation, removal or otherwise, then, subject to Section 7.4(c), QIC shall then have the right to designate a replacement Board Member to fill such vacancy.

Section 7.5 Meetings of the Board.

(a) Place of Meetings; Waiver of Notice. Meetings of the Board may be held at such place or places as will be determined by the Board or, in the case of a special meeting of the Board, by the Board Members calling the special meeting.

(b) Regular Meetings. Regular meetings of the Board will be held quarterly on dates determined by the Board or in such other intervals as may be fixed by the Board. Meetings shall be held in a location or by telephone as determined by the Board.

(c) Special Meetings. Special meetings of the Board may be called by a majority of the Board Members or the QIC Manager. The agenda for each special meeting of the Board will be prepared by the Person or Persons calling the special meeting.

(d) Board Telephonic Participation. The Board shall ensure that any Board Member may participate in any regular or special meetings of the Board telephonically or through other similar communications equipment. Participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

(e) Board Notice and Attendance. Notice of any meeting of the Board shall be given to all Board Members at least five Business Days in advance of such meeting (provided that notice shall be given fifteen Business Days in advance of any such meeting held in person) (unless otherwise unanimously agreed by the Board Members), and may be given by telephone (including by voicemail or by message to a person who the notifying party instructs to and reasonably believes will notify the party to be notified of such meeting), by e-mail, certified mail (return receipt requested) or by personal delivery at the telephone number, e-mail address, or address provided to the Board by the applicable Board Member. A Board Member may waive notice of the date, time, place and purpose or purposes of a meeting of the Board. A waiver of notice is effective whether given before, at or after a meeting, and whether given in writing, orally or by attendance. Attendance by a Board Member at a meeting is a waiver of notice of that meeting, unless the Board Member objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened.

(f) Proxies. Each of FBG Managers shall be permitted to grant to any other FBG Managers a written proxy with respect to the voting rights of such FBG Manager with respect to any meeting of the Board or committee thereof. In any such case, such proxy must be delivered to the Board prior to the applicable meeting. The QIC Manager shall be permitted to grant to any officer of Qiddiya Investment Company a written proxy with respect to the voting rights of the QIC Manager with respect to any meeting of the Board or committee thereof. In any such case, such proxy must be delivered to the Board prior to the applicable meeting.

Section 7.6 Approval Matters.

(a) Quorum and Voting. The presence in person or by proxy of a majority of the total number of Board Members then in office will constitute a quorum for the transaction of business of the Board; provided, that, the presence of the QIC Manager shall be required to establish a quorum for the transaction of business at any Board Meeting; provided further, that notwithstanding the foregoing, in the event that a meeting is adjourned for the failure to have a quorum due to the absence of the QIC Manager, the presence of the QIC Manager shall not be required at the reconvened meeting in order to constitute a quorum so long as the other Board Members cooperate with the QIC Manager in good faith to select an alternative date and time for the reconvened meeting (which shall occur no later than five Business Days following the date of the applicable adjourned meeting) and the QIC Manager receives at least 48 hours’ prior written notice thereof. Each Board Member shall be entitled to one vote on any action taken by the Board. Subject to Section 7.6(e), the act of a majority of the Board Members present in person or by proxy at any such meeting of the Board at which a quorum is present will be the act of the Board.

(b) Committees of the Board. The Board may establish one or more committees. Any such committee, to the extent provided in the establishing resolutions therefor or charter thereof, will have, and may exercise, any or all of the authority of the Board. Each such committee shall be composed of one or more Board Members’; provided, that, all committees of the Board must include the QIC Manager. At every meeting of any such committee, the presence in person or by proxy of a majority of all the Board Members then serving on such committee (a “Committee Member”) will constitute a quorum; provided, that, the presence of the QIC Manager shall be required to establish such a quorum. The act of a majority of the Committee Members present in person or by proxy at any such meeting of the committee at which a quorum is present will be the act of such committee. Each Committee Member shall be entitled to one vote on any action taken by such committee. The Board may dissolve any committee at any time.

(c) Actions Without Meetings. Any action permitted or required to be taken at a meeting of the Board or any committee thereof may be taken without a meeting if a unanimous consent in writing, setting forth the action to be taken, is signed (or approved via e-mail) by the minimum number of the Board Members or the Committee Members representing the minimum number of votes that would be necessary to authorize or take the action at a meeting. Each such consent will have the same force and effect as a requisite vote taken at a meeting duly called and held.

(d) Remuneration and Reimbursement. No Board Member or Committee Member shall be entitled to receive fees or other compensation from the Company for its services as a Board Member, unless otherwise determined by the Board. Each Board Member shall be entitled to reimbursement from the Company for all reasonable out-of-pocket costs and expenses incurred by such Board Member in connection with travel to meetings of the Board or a committee thereof upon submission to the Company of appropriate receipts or other evidence of payment.

(e) QIC Consent Rights. Until such date that QIC holds less than 25% of the Preferred Units it held as of the Effective Date, without the prior consent of QIC, the Company shall not, and shall cause each other Group Company not to (or, in the case of Section 7.6(e)(ii), (xiii), (xxiv) and (xxv) FBG shall not, and shall cause the Company Parent Entities not to):

(i) issue any equity securities (or securities or debt convertible into or exercisable for equity securities) of any Group Company;

(ii) issue any equity securities (or securities or debt convertible into or exercisable for equity securities) of the Company Parent Entities to any Restricted Person (for the avoidance of doubt, this Section 7.6(e)(ii) shall not be construed as prohibiting any Restricted Person from purchasing equity securities of the Company Parent Entities (x) from a third-party holder, (y) through the public markets following the primary market issuance of such equity securities (i.e., a secondary market transaction) or (z) in a bona fide, broadly distributed, underwritten public offering, “at the market” offering or an offer commonly known as a “block trade”);

(iii) create, or authorize the creation of, any class or series of units or other equity of the Company (including by re-authorization, reclassification, alteration or amendment of any existing securities of the Company or otherwise) that are senior or pari passu to the Preferred Units or that provide any unique governance rights relative to that of the Common Units, including any security or debt convertible into or exercisable for any equity security of the Company;

(iv)   purchase or redeem any Units or other equity securities of any Group Company, except for (x) the redemption of Units issued in connection with an employee equity incentive plan or (y) any redemption pursuant to and in accordance with Section 3.9;

(v) pay or declare any dividend or make any distribution on, any Units or other equity securities of any Group Company, except for Tax Distributions made in accordance with the express terms of this Agreement; provided, that QIC shall not unreasonably withhold its consent for any such dividend or distribution declared or made after the Five-Year Anniversary of the Subscription Closing Date if (x) immediately following such dividend and distribution, the Group Companies would have more than $30,000,000 of Available Cash and (y) such action does not, and would not reasonably be expected to, interfere with the QIC Priority Commitment;

(vi) effect any sale of any division of the Group Companies or other material assets of the Group Companies, in each case in excess of $1,000,000 per transaction or series of related transactions;

(vii) enter into any merger, consolidation, share exchange, restructuring, recapitalization, reorganization or other business combination or Change of Control transaction; provided, however, that this Section 7.6(e)(vii) shall not apply to a change of control transaction, liquidity event, sale of all or substantially all the assets or similar transaction involving FBG PubCo;

(viii) grant any exclusive license to material Intellectual Property or abandon or allow any material Intellectual Property to lapse;

(ix) enter into any agreement, under which any Group Company agrees not to (x) compete in any material product or service line or territory or (y) assert any material Intellectual Property rights, including by entering into any covenant not to sue or any co-existence, settlement or similar agreement;

(x) effect any investment, acquisition, joint venture, strategic partnership or similar arrangement, in each case, in which such transaction(s) or series of related transactions has an aggregate transaction value in excess of $1,000,000 over the course of any calendar year;

(xi) approve any project or other customer arrangement that would, individually or in the aggregate, interfere with the QIC Priority Commitment, including entry into an agreement that commits the services of the Group Companies or any employee thereof to be rendered on an exclusive or “priority” basis to a third-party for any period of time;

(xii) enter into any Affiliate Transaction; other than (x) the entry into the Intercompany Services Agreement (as in effect on the date hereof) and the performance of any service (or any other Affiliate Transaction) pursuant to the express terms thereof so long as (1) any services provided thereunder to the Group Companies are reasonably necessary and (2) the costs and expenses allocated to the Group Companies thereunder are reasonably commensurate with the services provided to the Group Companies thereunder and consistent with transfer pricing methodology approved by QIC; and (y) any other Affiliate Transaction so long as the Company provides QIC with at least five Business Days’ written notice in advance of entering into such Affiliate Transaction, and QIC is reasonably satisfied that:

(A) such transaction will not interfere with the QIC Priority Commitment;

(B) the transaction will not result in any Group Company paying an Affiliate thereof for services;

(C) the Group Companies will be compensated at its then current market rate for services related to such transaction with a minimum gross margin of 20%;

(D) the Group Companies will have the right to use any new technologies, content, or intellectual property that arises from, or is developed in connection with, such transaction in the projects and products of QIC or its Affiliates without the need for any consents or licenses from any other party; and

(E) the revenue received by the Group Companies from such Affiliate Transaction will be commensurate with the Group Companies’ scope of work thereunder;

(xiii) establish or materially amend any equity incentive plan of (A) any Company Parent Entity under which service providers that provide services primarily for the benefit of a Group Company participate or (B) a Group Company;

(xiv) grant any benefits (other than health and welfare benefits consistent with past practices), payments or equity or equity-based compensation to any service provider that provides services primarily for the benefit of a Group Company;

(xv) grant equity or equity-based compensation with a vesting period of less than three years to any C-Suite Level Executive of a Company Parent Entity that provides services to a Group Company;

(xvi) incur any indebtedness for borrowed money in excess of $1,000,000;

(xvii) (A) commence a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; (B) consent to the entry of any order for relief in an involuntary case under any such law; (C) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any substantial part of its property or assets of the Company; (D) make a general assignment for the benefit of creditors; (E) wind down, dissolve or liquidate the Company;

(xviii) amend, waive or repeal any provision of this Agreement;

(xix) increase or decrease the number of Board Members;

(xx) approve, amend, deviate from or alter the Budget and Business Plan of the Company, in each case, unless approved by the Board (including the QIC Manager);

(xxi) adopt or modify any tax election or tax or accounting practice or policy that would have a material and disproportionate impact on QIC as compared to FBG;

(xxii) make any material change to the nature, scope or strategy of the business of the Group Companies, including entering into any new line of business that is not at such time conducted by the Group Companies or the discontinuing any material line of business;

(xxiii) terminate (other than for cause) or make a material change to the remuneration (including equity awards) of any executive, or the head of any organizational division, of any Group Company;

(xxiv) terminate (other than for cause) or make a material change to the service relationship (including, without limitation, the terms and conditions thereof) of any service provider in a manner that is, or could be reasonably expected to, interfere with or adversely affect the QIC Priority Commitment;

(xxv) with respect to the Intercompany Services Agreement, (x) exercise any termination rights therein, (y) enter into any amendment, which for clarity, includes any additional Statement of Work thereunder, or (z) grant any consent or approval that may be required thereunder and that would reasonably be expected to modify the scope of services provided thereunder or the pricing for any such service; and

(xxvi)   commence, or agree to commence, an IPO; provided, however, that this provision shall not be interpreted to apply to FBG or to prevent FBG or its affiliates (not including any Group Company) from effectuating an initial public offering or a Special Purpose Acquisition Company transaction.

(f) In the event that the Board determines, based on the advice of outside legal counsel and following good faith consultation with QIC, that that the failure to take an action that requires QIC’s consent pursuant to Section 7.6(e) would be inconsistent with its fiduciary duties under applicable law, QIC shall not unreasonably withhold its consent to such action.

Section 7.7 Appointment of Officers. The Board may appoint, from time to time, one or more individuals to manage the day-to-day business affairs of the Company (each, an “Officer”) and may assign titles to such Officers as the Board may deem necessary or advisable. Each Officer shall have such powers, authority and responsibilities as are delegated in writing by the Board from time to time, it being understood that, unless the Board determines otherwise, if the title assigned to an Officer is one commonly used for officers of a corporation organized under the laws of the State of Delaware, then the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such officer pursuant to the laws of the State of Delaware. Each Officer shall serve at the pleasure of the Board, and any appointment or delegation pursuant to this Section 7.7 may be revoked by the Board at any time. To the extent delegated by the Board, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. The Board may designate such other Persons to act as agents of the Company’s business as the Board shall determine, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Company. Subject to the provisions of this Agreement, each Officer shall owe to the Company and the Members the same fiduciary duties that would be owed to a Delaware corporation and its stockholders if such Officer were an officer of such corporation.

Section 7.8 Members.

(a) Limited Member Role. Except as otherwise expressly provided in this Agreement or as the Board may delegate in writing, the Members (in their capacity as such) shall not participate in the management of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Except as expressly provided in this Agreement, the Members (in their capacity as such) shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business. No Member, shall take any action in the name of or on behalf of the Company, including assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Board in writing or shall be expressly and specifically authorized by this Agreement.

(b) Member Meetings. Subject to Section 7.6, if, and to the extent that, the Board determines to obtain the approval of the Members for any matter, act, decision or document, meetings of the Members may be called only by the Board and, when called, shall be held at the principal office of the Company or at such other place(s) as are designated by the Board including via conference call or remote video conference. Each Member shall have one vote per Unit on each matter brought before such meeting by the Board. Subject to Section 7.6(e), all holders of Common Units and Preferred Units shall vote together as a single class. The Board may, but shall not be required to, memorialize Member actions in the form of minutes, which minutes shall be conclusive evidence of such action and shall be incorporated into the books and records of the Company.

(c) Member Telephonic Participation. The Board shall ensure that any Member may participate in any meetings of the Members telephonically or through other similar communications equipment. Participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

(d) Member Notice and Attendance. Notice of any meeting of the Members shall be given at least five Business Days in advance of such meeting (provided that notice shall be given fifteen Business Days in advance of any such meeting held in person), and shall be given in accordance with Section 11.7. A Member may waive notice of the date, time, place and purpose or purposes of a meeting of the Members. A waiver of notice is effective whether given before, at or after a meeting, and whether given in writing, orally or by attendance. Attendance by a Member at a meeting is a waiver of notice of that meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.

(e) Member Quorum. A quorum shall be required to conduct any business at any meeting of the Members, and shall be deemed present at any such meeting so long as Members holding a majority of the Units then outstanding are present in person or by audio or by video conferencing; provided, that, QIC must be in attendance for a quorum to be established; provided further, that notwithstanding the foregoing, in the event that a meeting is adjourned for the failure to have a quorum due to the absence of QIC, the presence of QIC shall not be required at the reconvened meeting in order to constitute a quorum so long as the other Members cooperate with QIC in good faith to select an alternative date and time for the reconvened meeting (which shall occur no later than five Business Days following the date of the applicable adjourned meeting) and QIC receives at least 48 hours’ prior written notice thereof. The vote of Members holding a majority of the Units present (in person or by audio or by video conferencing) at such meeting shall constitute the act of the Members at such meeting.

(f) Member Actions Without Meetings. Subject to Section 7.6, any action permitted to be taken at a meeting of the Members may be taken without a meeting by unanimous written consent of Members holding a majority of the Units then outstanding, which consent shall set forth the actions to be so taken. Any such written consent shall have the same effect as an act taken at a properly called and constituted meeting of the Members. Notice of any action to be taken without a meeting by written consent shall be given to all Members holding Common Units or Preferred Units in accordance with Section 11.7 at least five Business Days in advance of such consent becoming effective.

Section 7.9 Reliance by Third Parties. Any Person dealing with the Company, the Board or any Officer may rely upon a certificate signed by the Board or any Officer as to:

(a) the identity of the Board Members, any Member or any Officer;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Board or Officers or in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Board, any Member or any Officer (in each case in relation to this Agreement or the business of the Company).

Section 7.10 Records and Reports. The Board shall cause to be kept, at the principal place of business of the Company or at such other location as the Board shall deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four Fiscal Years.

Section 7.11 Indemnification by Company.

(a) No Member shall take, or cause to be taken, any action that would result in any other Member having personal liability for the obligations of the Company or its Subsidiaries. To the fullest extent permitted by law, as the same exists or may hereafter be amended, the Company shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (each, a “Proceeding”), by reason of the fact that such Person is or was a (i) Board Member or Member or an Affiliate thereof (other than the Company), (ii) an officer, director, employee, agent, Affiliate, member or equityholder of a Person named in clause (i), or (iii) if and to the extent determined by the Board, any Officer of the Company (the Persons referenced in clauses (i), (ii) and (iii), each, an “Indemnitee”); provided, however, that, the Company shall not indemnify or advance expenses to an Indemnitee for any act or omission of the Indemnitee constituting fraud, bad faith or intentional misconduct or, in the case of a Board Member, breach of fiduciary duty.

(b) No Indemnitee shall be liable to the Company or any Member, or any other Person bound by this Agreement, for monetary damages, except as a result of any action or omission of the Indemnitee constituting (i) fraud, bad faith, intentional misconduct, intentional and material breach of this Agreement, (ii) in the case of a Board Member, breach of fiduciary duty or (iii) in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). For the avoidance of doubt, nothing herein shall affect the rights and obligations of the parties to any other Transaction Document.

(c) Subject to Section 7.11(a) and Section 7.11(b), the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an Indemnitee shall be made only upon the Company’s receipt of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified under this Section 7.11 or otherwise. The rights provided to Indemnitees pursuant to this Section 7.11 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(d) The rights provided to an Indemnitee pursuant to this Section 7.11 shall not be exclusive of any other right which such Indemnitee may have or hereafter acquire under applicable law, this Agreement, an agreement or otherwise.

(e) Any repeal or amendment of this Section 7.11 by the Members or by changes in law, or the adoption of any other provision of this Agreement inconsistent with this Section 7.11, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Company to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(f) The Company shall purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company or the Board (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the United States Internal Revenue Service, penalties assessed by the U.S. Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.11.

(h) Subject to the other provisions of this Section 7.11, an Indemnitee shall not be denied indemnification in whole or in part under this Section 7.11 because the Indemnitee or its Affiliates had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement (including Section 7.12).

(i) If any Indemnitee believes that it has a claim for indemnification under this Section 7.11, such Indemnitee shall so notify the Company, promptly in writing describing such claim, the amount thereof, if known, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such claim shall have arisen; provided that failure to timely provide the Company such notice shall not affect the right of the Indemnitee to indemnification hereunder, unless (and then solely to the extent) that the Company is prejudiced as a result of such failure.

(j) This Section 7.11 shall not limit the right of the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

Section 7.12 Other Activities.

(a) Subject to Section 7.6(f), if a Group Company enters into any Affiliate Transaction the Company shall include a covenant in the definitive documentation of any such agreement that the Group Company and its Affiliates will allocate opportunities presented to the Group Company or such Affiliates in a manner that reasonably correlates to the Group Company’s and such Affiliates’ respective capabilities and available capacity.

(b) So long as QIC holds at least 25% of the Preferred Units it held as of the Effective Date, each of FBG and the Company shall, and shall cause their respective Affiliates (including the Group Companies), to prioritize any projects, products and purchase orders submitted by QIC to the Group Companies relative to (and ahead of) any commitments of FBG, the Company and their respective Affiliates (including the Group Companies) to other Persons (including Affiliates of FBG and the Company) (the “QIC Priority Commitment”), including with respect to the allocation (i) by the Group Companies of supplies, labor, management and overall design and manufacturing capacity to QIC versus other Persons and (ii) to the Group Companies of sufficient supplies, labor, management and other resources (pursuant to an Intercompany Services Agreement or otherwise) to allow the Group Companies to satisfy the QIC Priority Commitment.

(c) Notwithstanding any duty otherwise existing at law or in equity, and in furtherance (and not in limitation) of the elimination of fiduciary duties set forth in Section 7.13, the Company, each Member, and each other person bound by this Agreement, acknowledges and affirms that, subject to Section 7.6(e) and Section 7.12(a), (i) each Member Group may engage or invest in, and devote its time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Group Companies, and neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of such Member Group (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity shall not be deemed wrongful or improper, (ii) in connection with the foregoing, no Member Group shall be required to provide any notice to, or receive any approval from, or effect any sharing with, any of the other Members or the Company, (iii) the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such competitive venture or activity of any Member Group, (iv) no Member Group shall have any obligation to the Company or any other Member with respect to any opportunity, (v) without limiting the foregoing, no Member Group (shall to the fullest extent permitted by law) have any duty to refrain from investing in any Person which is engaged in the same or similar business as the Company or any of its Affiliates, and (vi) no Member Group shall (to the fullest extent permitted by law) be deemed to have breached any duty to the Company, any Member or any other Person bound by this Agreement by reason of engaging in any such activity.

Section 7.13 No Duty.

(a) Except as provided in Section 7.1(c), this Agreement is not intended to, and does not, create or impose any fiduciary duty on the QIC Manager, the Members or any of their respective Affiliates, or if and to the extent determined by the Board, any Officer of the Company (collectively, the “Participants”). Further, except as provided in Section 7.1(c), the Company, each Member and each other Person bound by this Agreement hereby waives any and all fiduciary duties that would otherwise be owed to the Company or to such Person by any Participant (including those fiduciary duties that, absent such waiver, may be implied by law) but for the provisions of this Agreement (including this Section 7.13), and in doing so, the Company, each Member and each other Person bound by this Agreement recognizes, acknowledges and agrees that the duties and obligations of the Participants to the Company, each Member and each other Person bound by this Agreement are only as expressly set forth in this Agreement. To the maximum extent permitted by law, and notwithstanding any duty otherwise existing at law or in equity, but except as provided in Section 7.1(c), no Participant shall owe any duty (including any fiduciary duty) to the Company, to any Member or to any other Person bound by this Agreement; provided that the foregoing shall not, and nothing in this Section 7.13 or otherwise in this Agreement shall, eliminate the implied contractual covenant of good faith and fair dealing. To the extent permitted by applicable law, the parties hereto acknowledge and agree that any Participant acting in good faith with respect to the terms of this Agreement shall (i) be deemed to be acting in compliance with such implied contractual covenant, and (ii) not be liable to the Company, to any Member or to any other Person that is a party to or is otherwise bound by (or is a beneficiary of) this Agreement for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Participant otherwise existing at law or in equity in respect of the Company or this Agreement, are agreed by all parties hereto to replace fully and completely such other duties and liabilities.

(b) Notwithstanding the foregoing, nothing in this Section 7.13 shall eliminate, waive or otherwise modify any obligations or duties owed by any Officer or employee of the Group Companies under this Agreement, pursuant to the terms of such Officer’s or employee’s employment with the Group Companies or otherwise under applicable law as a result of such Officer’s or employee’s employment with the Group Companies.

(c) A Participant may consult with legal counsel and accountants (and other similar experts) and any act or omission suffered or taken by a Participant on its own behalf or, to the extent consistent with its authority granted in this Agreement, on behalf of the Company, in good faith in reliance upon and in accordance with the advice of such counsel or accountants (or other similar experts) will be full justification for any such act or omission, and such Participant will be fully protected (and shall not be liable to the Company, any Member, or any other Person that is a party to or is otherwise bound by (or is a beneficiary of) this Agreement) in so acting or omitting to act, so long as such counsel or accountants (or other similar experts) were selected with reasonable care.

(d) Without limiting the generality of the foregoing clause (a), and notwithstanding anything in this Agreement to the contrary, except as provided in Section 7.1(c), this Agreement is not intended to, and does not, create or impose any express or implied duty (including, without limitation, any fiduciary duty and, for purposes of clarity, any prohibition on usurping opportunities of the Company) otherwise existing at law or in equity on any Participant or the Company. To the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, each of the Company and the Participants and any other Person that is a party to or is or becomes otherwise subject to or bound by this Agreement (including (i) the Company in its capacity as a debtor or debtor in possession in a Bankruptcy case commenced under title 11 of the United States Code (a “Bankruptcy Case”), (ii) any successor to the Company in a Bankruptcy Case or otherwise, including a trustee, a litigation trust or estate representative, including a representative under 11 U.S.C. § 1123(a)(5), and (iii) any creditor or equity holder or committee of creditors or equity holders seeking or obtaining standing to assert claims of the estate in a Bankruptcy Case) (each of the foregoing, a “Bound Party”) hereby expressly waives all fiduciary duties and, for purposes of clarity, any prohibition on usurping opportunities of the Company, that absent such waiver, may be implied at law or in equity or otherwise owed to a Bound Party, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Participants are only as expressly set forth in this Agreement.

Section 7.14 Business and Investment Meetings with QIC.

(a) Following the Five-Year Anniversary of the Subscription Closing Date, the Company and QIC agree that within 30 days of receipt of a written meeting request from the other party, each party shall attend (virtually or in person) a meeting (the “Five-Year Meeting”) to discuss, in good faith, (i) the existing commercial business relationship between the Company and QIC; (ii) the expected future commercial business relationship between the Company and QIC, including specific plans over the following 36 month period; (iii) whether or not either party contemplates any material change in the commercial business relationship between the Company and QIC over the following 36 month period; (iv) any other evolution of the commercial business relationship or investor relationship between QIC and the Company; and (v) such other matters relating to the commercial business relationship or investor relationship between QIC and the Company as reasonably requested by QIC or the Company (collectively, clauses (i) – (v) are referred to as the “Business and Investment Matters”).

(b) Following each two-year anniversary of the Five-Year Anniversary of the Subscription Closing Date, the Company and QIC agree that within 30 days of receipt of a written meeting request from the other party, each party shall attend (virtually or in person) a meeting (each, a “Two-Year Meeting”, and together with the Five-Year Meeting, the “Business and Investment Meetings”) to discuss, in good faith, the Business and Investment Matters. For the avoidance of doubt, neither the Company nor QIC shall be required to attend more than (i) one Five-Year Meeting and (ii) one Two-Year Meeting in any applicable two-year period following the Five-Year Anniversary of the Subscription Closing Date.

(c) Following each Business and Investment Meeting, QIC and the Company agree to use their good faith efforts to effectuate any commercial business or investment related changes that the parties mutually agreed upon at the Business and Investment Meeting. For the avoidance of doubt, the determination of whether to agree to such changes shall be made by each party acting in its sole discretion.

(d) The provisions of this Section 7.14 do not create a binding obligation on QIC, the Company or any other party to take any action other than to attend each Business and Investment Meeting and discuss the Business and Investment Matters in good faith at each such meeting. No party may bring any claim or action against any other party or any of its representatives as a result of a failure to agree to any proposals or other matters discussed at a Business and Investment Meeting.

Article VIII
INTERESTS AND TRANSFERS OF INTERESTS

Section 8.1 Restriction on Transfers and Encumbrances.

(a) No Member or Assignee may Transfer, or create an Encumbrance with respect to, all or any portion of its Units (or beneficial interest therein) without the prior written consent of the other Member, except that such consent shall not be required for any Transfer of all or any portion of a Member’s or Assignee’s Units (or beneficial interest therein)

(i) in the case of QIC, to any Permitted Transferee of QIC (and, upon such Transfer, the Permitted Transferee shall be deemed to be included in the definition of “QIC” hereunder),

(ii) in the case of FBG, to any Permitted Transferee of FBG (and, upon such Transfer, the Permitted Transferee shall be deemed to be included in the definition of “FBG” hereunder),

(iii) in connection with an IPO conducted in accordance with this Agreement, or

(iv)   in accordance with Section 8.2; provided, that FBG may not Transfer any Units pursuant to this Section 8.1(a)(iv) until after the Five-Year Anniversary of the Subscription Closing Date.

(b) If a Member Transfers any of its Units pursuant to this Article VIII, the transferee of any such permitted Transfer shall receive such Units subject to all terms and conditions applicable to such Units prior to such Transfer (including, for the avoidance of doubt, restrictions on Transfer and subject to Section 8.2). To the fullest extent permitted by law, any purported Transfer or Encumbrance which is not in accordance with, or subsequently violates, this Agreement shall be null and void.

(c) Notwithstanding anything to the contrary contained herein, as a condition precedent to making of any Transfer of Units, the Board may require (i) reasonable supporting documentation demonstrating that such Transfer complies with this Agreement and applicable law, (ii) execution by the transferee of such Transfer of a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Board, and (iii) the payment of a sum sufficient to cover the amount of any taxes or other governmental charges incident thereto.

(d) Notwithstanding any other provision of this Agreement, except as otherwise mutually determined by QIC and FBG, no Transfer may be effected (i) by a Member if such Transfer would cause the Company to be treated as an association or “publicly traded partnership” taxable as a corporation for U.S. federal or other applicable income tax purposes or to be unable to rely on the safe harbor contained in Treasury Regulations 1.7704-1(h), (ii) by a Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding, (iii) to a transferee that is not an “accredited investor” (as such term is defined in Regulation D under the Securities Act) or (iv) to any Restricted Person.

Section 8.2 Right of First Refusal and Tag-Along Rights.

(a) Subject to Section 8.1, each time a Member desires to Transfer, directly or indirectly, Units to a third-party purchaser (other than a Permitted Transferee of such Member) (such Transfer, a “Member Sale” and such Member, a “Selling Member”), the provisions of this Section 8.2 shall be applicable. Once the terms of any bona fide potential Member Sale have been proposed and agreed to with any third–party purchaser, the Selling Member shall provide written notice to the other Member (such Member, the “Non-Selling Member”) specifying in reasonable detail the identity of the prospective transferee(s), the number of Units to be Transferred by the Selling Member, the proposed amount and form of consideration for such Units and the other material terms and conditions of the Member Sale (the “Sale Notice”).

(b) Right of First Refusal.

(i) The Non-Selling Member (a “ROFR Member”) may elect to purchase on the same terms as specified in the Sale Notice all or a portion of the Units that the Selling Member has proposed to sell pursuant to a Member Sale by delivering irrevocable written notice (“ROFR Notice”) to the Selling Member within 30 days (the “ROFR Period”) after delivery of the Sale Notice indicating the number of Units that the ROFR Member desires to purchase.

(ii) If the total number of Units that the ROFR Member has agreed to purchase from the Selling Member is less than the total number of Units proposed to be Transferred by the Selling Member in the Sale Notice, then the ROFR Member shall be deemed to have forfeited any right to purchase any Units that it elected not to purchase pursuant to the ROFR Notice and the Selling Member shall have the right to Transfer such excess Units on the terms no less favorable to it than specified in the Sale Notice, subject to the remainder of the provisions of this Section 8.2.

(c) Tag-Along. If the Non-Selling Member does not elect to purchase Units from the Selling Member by timely delivering a ROFR Notice in accordance with Section 8.2(b), the Non-Selling Member may elect to participate in the contemplated Member Sale by delivering irrevocable written notice to the Selling Member (the “Tag-Along Notice”) within 30 days after delivery of the Sale Notice. If the Non-Selling Member has elected to participate in such contemplated Member Sale (the “Participating Member”), then the Selling Member and the Participating Member shall be entitled to Transfer a number of Units in the contemplated Member Sale as determined below, on the same terms specified in the Sale Notice. The number of Units the Participating Member shall be entitled to Transfer in the contemplated Member Sale shall equal the aggregate number of Units to be sold in the Member Sale multiplied by a fraction, the numerator of which is (i) the number of Units held directly by the Participating Member and the denominator of which is (ii) the aggregate number of Units held by the Selling Member and the Participating Member.

(d) The Selling Member shall decide whether or not to pursue, consummate, postpone or abandon any Member Sale and the terms and conditions thereof. Neither the Selling Member nor any of its Affiliates shall have any liability to the Company or any other Member arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Member Sale except to the extent the Selling Member shall have failed to comply with the provisions of this Section 8.2. The Selling Member shall use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Member in any contemplated Member Sale, and the Selling Member shall not Transfer any Units to the prospective transferee(s) unless (i) the prospective transferee(s) agrees to allow the participation of the Participating Member on the same terms as specified in the Sale Notice, or (ii) the Selling Member agrees to purchase the Units that the Participating Member would have been entitled to Transfer pursuant to this Section 8.2 on the same terms as specified in the Sale Notice. If, within 30 days after the delivery of the Sale Notice, the Participating Member does not deliver to the Selling Member written notice of such Participating Member’s election to participate in the contemplated Transfer, then the Selling Member shall be entitled to Transfer to the prospective transferee(s) specified in the Sale Notice the number of Units specified in the Sale Notice on the terms and conditions specified therein.

(e) In the event that the Participating Member delivers a Tag-Along Notice, and the aggregate consideration payable upon consummation of such Member Sale to the Selling Member and the Participating Member in respect of their respective Units shall be apportioned and distributed in accordance with the distribution priorities set forth in Section 4.1 and taking into account any Units that are not being Transferred in the Member Sale and giving effect to all prior distributions by the Company. No Member shall be required to make representations other than with respect to the ownership, non-contravention, enforceability, authorization and similar customary fundamental representations with respect to such Member. To the extent indemnification is required of the Members in connection with a tag-along transaction effected pursuant to this Section 8.2, no Member shall be liable in respect of any indemnification provided in connection with such transaction (x) in excess of the aggregate consideration actually received by such Member in such transaction in respect of such Member’s Units and (y) other than on a several (and not a joint and several) basis with the other Member participating in such transaction. No Member shall be required to contribute to any escrow or otherwise provide indemnification relating to such tag-along transaction in excess of such Member’s pro rata participation in the tag-along transaction.

(f)  The closing of a Member Sale and any tag-along sales by the Participating Member pursuant to this Section 8.2 shall occur simultaneously and in no event later than 90 calendar days from the date of the Sale Notice; if such closing does not occur within 90 calendar days from the date of the Sale Notice, the Selling Member may not Transfer the proposed Units without first complying again in full with the provisions of Section 8.2.

(g) Notwithstanding anything to the contrary in this Agreement, if QIC is a Participating Member in a Member Sale or is otherwise selling or transferring its Units in any other sale, transfer or disposition of Units (including pursuant to Section 3.9 or Section 8.2(b)), QIC’s owners (each, a “Blocker Seller”) shall, at QIC’s election, sell, and FBG and the Company will structure such sale or transfer such that QIC is able to sell, the shares of QIC in lieu of selling the Units held (directly or indirectly) by QIC in exchange for consideration equal to the value of the Units held (directly or indirectly) by QIC (as appropriately adjusted for any partial sale).

Section 8.3 Rights of Assignees. Until such time, if any, as a transferee of any Transfer permitted pursuant to this Article VIII is admitted to the Company as a Substitute Member pursuant to Section 8.5: (a) such transferee shall be an Assignee only, and only shall receive from the Company, to the extent Transferred, the distributions to which the Member which Transferred its Units would be entitled, (b) such Assignee shall not have any right or interest greater than that of the Units from which its interest is derived, (c) such Assignee shall be subject to all of the obligations of, and restrictions applicable to, the Units (or portion thereof) from which its interest is derived, and (d) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member (including any rights, if any, to participate in the management of the Company or any right to information concerning the business and affairs of the Company). In the event any Assignee desires to make a further assignment of any Units, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment. Notwithstanding anything to the contrary contained herein, QIC shall be entitled to transfer any or all of its rights hereunder to any transferee or permitted assign in connection with the Transfer of Units conducted in compliance with this Article VIII.

Section 8.4 Admissions, Withdrawals and Removals. No Person shall be admitted to the Company as a Member except in accordance with Section 3.2 or Section 8.5. No Member shall be entitled to retire or withdraw from being a Member of the Company, nor shall any Member be removed from the Company, except in accordance with Section 8.1. No admission, withdrawal, removal or redemption of a Member shall, in and of itself, cause the dissolution of the Company. Any purported admission, withdrawal, removal or redemption which is not in accordance with this Agreement shall be null and void.

Section 8.5 Admission of Assignees as Substitute Members.

(a) An Assignee shall become a Substitute Member only if and when each of the following conditions is satisfied:

(i) the Assignee sends written notice to the Board requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Units transferred, and the effective date of the Transfer;

(ii) the Board receives from the Assignee written instruments (including copies of any instruments of Transfer, such Assignee’s consent to be bound by this Agreement as a Substitute Member and confirmation that such Assignee is able to and does make each of the representations set forth in Section 11.3) that are in a form reasonably satisfactory to the Board; and

(iii) the Board consents in writing to such admission; provided, however, that no such consent shall be required by QIC for a Transfer in accordance with Section 8.1.

(b) Upon the admission of any Substitute Member, the Member Schedule shall be updated by the Board to reflect the name, address and initial Units of such Substitute Member and to eliminate or adjust, if necessary, the name, address and then-current Units of the predecessor of such Substitute Member.

Section 8.6 Liability of Withdrawing Members. Withdrawal of any Member pursuant to Section 8.5 shall not relieve such Member of any liability incurred by or attributable to such predecessor Member prior to such Member’s withdrawal.

Section 8.7 Conversion to Corporate Form. Subject to Section 7.6(e), the Board (with the prior written consent of QIC and FBG) shall have the power and authority to convert the Company into a corporation or to merge, combine or effect any other restructuring of the Company, including for the purpose of changing the form of the Company into a corporation or causing the company to become a wholly-owned subsidiary of a newly formed corporation in connection with the implementation of an “up-C” or similar structure, and the Board (with the consent of QIC and FBG) may take such other action as it may deem advisable in connection therewith, including (a) creating one or more Subsidiaries of the newly formed corporation, transferring to such Subsidiaries any or all of the assets of such Person (including by merger) and dissolving such Person, or (b) causing the Members to exchange their Units for capital stock of the newly formed corporation. In connection with any such transaction, the Members shall receive, in exchange for their respective Units, shares of common stock or preferred stock of such corporation or its Subsidiaries having the same governance rights and minority protections and substantially the same relative economic interest in such corporation or its Subsidiaries as is set forth in this Agreement, subject to any modifications required as a result of the conversion to corporate form. At the time of such transaction, the Members shall, and hereby agree to, take any and all actions deemed necessary or appropriate by the Board that are approved by QIC and FBG to effect such transaction, and shall enter into a stockholders’ agreement providing for (a) such restrictions on Transfer comparable to those contained in this Agreement, (b) an agreement to vote all shares of capital stock held by them to elect persons designated by the Board (with the consent of QIC and FBG) as the directors of the new corporation on terms consistent with Article VII and (iii) QIC to be merged into, combined with, or contributed to the newly formed corporation (without discount) in a non-taxable transaction and QIC’s owner shall be entitled to the same consideration as it would have been entitled if it had exchanged the applicable Units in such transaction.

Section 8.8 FBG PubCo Board Right. For so long as QIC owns at least 25% of the Preferred Units it owned as of the Effective Date, if the Specified Control Persons, collectively, cease to hold of record or beneficially at least 35% of the equity securities or voting power of FBG PubCo, calculated on a fully diluted basis (a “FBG PubCo Board Right Trigger Event”), then FBG shall provide written notice to QIC of such occurrence no later than 10 Business Days after such occurrence. No later than 30 days after such occurrence, FBG shall take all action necessary under the Governing Documents of FBG PubCo and applicable law to provide QIC the right to nominate two directors to the board of directors of FBG PubCo (the “FBG PubCo Board Right”); provided, however, that (a) to the extent the FBG PubCo Board Right is not permissible under applicable law or the rules of the principal national securities exchange on which FBG PubCo is listed, FBG shall use reasonable best efforts to obtain all necessary approvals and satisfy other requirements under such laws and rules to provide the FBG PubCo Board Right; and (b) if despite using such reasonable best efforts, such laws or rules prohibit the provision of the FBG PubCo Board Right, then FBG shall reasonably cooperate with QIC to provide QIC with alternative rights that comply with such law and rules and that are as comparable to the FBG PubCo Board Right as may be reasonably practicable. Following an FBG PubCo Board Right Trigger Event, at QIC’s request, FBG will cause FBG PubCo to enter into a stockholders or similar agreement with QIC on customary terms memorializing QIC’s nomination right.

Section 8.9 FBG PubCo Change of Control.

(a) No later than 60 days prior to the occurrence of a FBG PubCo Change of Control, FBG shall provide written notice to QIC (i) specifying in reasonable detail the identity of the prospective acquirer, the proposed amount and form of consideration and other material terms and conditions of such FBG PubCo Change of Control (the “FBG PubCo COC Notice”).  Concurrently with the delivery of such FBG PubCo COC Notice, FBG shall provide QIC with written notice of its calculation of the Fair Market Value of each of the Equity Securities of the Company.  If QIC requests for such Fair Market Value to be determined by an independent, nationally recognized investment bank or appraiser as provided in the definition thereof, it shall provide FBG written notice of such request within 30 days of receipt of the calculation from FBG.  Within 10 days of the final determination of the Fair Market Value of such Equity Securities, QIC may elect either (i) to exercise its redemption right under Section 3.9 or (ii) to provide written notice to FBG of its election to purchase all of the Equity Securities of the Company (other than any Equity Securities held by QIC) (such Equity Securities, the “Called Units”) at Fair Market Value (the “QIC Call Right”); provided, however, that either such election shall be contingent upon the consummation of the FBG PubCo Change of Control.

(b) If QIC exercises the QIC Call Right, as described above, the closing of the QIC Call Right (the “Call Closing”) shall be held no later than the earlier of (i) 30 days after the date on which the Fair Market Value of the Called Units (the “Call Sale Price”) is determined in accordance with the definition thereof and (ii) the date the FBG PubCo Change of Control is consummated; provided, however, that the Call Closing shall occur no earlier than five Business Days after the expiration or termination of any applicable waiting periods under the HSR Act and the receipt of any applicable approvals under any non-U.S. antitrust or competition laws. The Call Closing shall take place at the principal offices of the Company or at such other location as may be agreed upon by QIC and FBG. At the Call Closing, QIC shall deliver the Call Sale Price to FBG in cash, and FBG shall deliver to QIC, and QIC shall purchase, the Called Units. FBG shall execute all such documents as may be reasonably requested by QIC to effectuate the Call Closing, At the Call Closing, each of QIC and FBG shall execute and deliver a Unit Purchase Agreement containing customary representations, warranties, covenants, indemnities and other provisions.

(c) The terms, provisions, rights and obligations set forth in this Section 8.9 shall be effective only for so long as QIC owns at least 25% of the Preferred Units it owned as of the Effective Date.

Article IX
DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

Section 9.1 Limitations. The Company may be dissolved, wound up and terminated only pursuant to the provisions of this Article IX, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

Section 9.2 Exclusive Causes. Notwithstanding the Act, the following (and only the following) events shall cause the Company to be dissolved, liquidated and terminated:

(i) by written election of the Board, subject to Section 7.6(e); or

(ii) at any time that there are no Members, unless the business of the Company is continued in accordance with the Act.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 9.2 shall be a dissolution in contravention of this Agreement.

Section 9.3 Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 9.5 and its Certificate of Formation has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

Section 9.4 No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

Section 9.5 Liquidation.

(a) Subject to Section 7.6(e), upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Board (or such other Person as the Board may determine) shall act as the “Liquidator” of the Company. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses attendant upon such a winding up.

(b) Subject to Section 7.6(e), upon the occurrence of a liquidation or dissolution of the Company, in the event the Board or Liquidator, as applicable, reasonably believes that it is prudent to do so, cash or other assets held in reserve may be placed in a liquidating trust or other escrow immediately prior to the termination of the Company in order to ensure that any and all obligations of the Company are satisfied. Subject to Section 7.6, upon the occurrence of a Liquidation Event, the Board or Liquidator, as applicable, shall apply and distribute the cash proceeds thereof and/or any other Company Assets as follows:

(i) first, to the creditors of the Company (including to Members who are creditors to the extent permitted by law) in satisfaction of liabilities of the Company, and to the setting up of any reserves for contingencies which the Liquidator may consider necessary or appropriate; and

(ii) second, to the Members, in accordance with Section 4.2.

(c) Notwithstanding Section 9.5(b), subject to Section 7.6(e), in the event that the Liquidator determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss and to the extent not then prohibited by the Act, may either (i) defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy, including the provision of reasonable reserves for, the Company’s debts and obligations, or (ii) distribute the Company Assets to the Members in kind in a manner otherwise in accordance with the distribution procedure of Section 9.5(b).

Article X
PREEMPTIVE RIGHTS; PREFERRED UNIT ANTI-DILUTION ADJUSTMENT; INFORMATION RIGHTS

Section 10.1 Preemptive Rights.

(a) For purposes of this Section 10.1 and Section 10.2, the following terms shall have the following meanings:

(i) “Company Parent Entity Excluded Securities” means (A) equity securities of a Company Parent Entity issued pursuant to an equity incentive plan approved by the board of directors of FBG PubCo and, if applicable, pursuant to Section 7.6(e), including equity securities issuable upon the exercise of any such option or the settlement or vesting of any award issued under an equity incentive plan; (B) equity securities of a Company Parent Entity issued in connection with any reorganization, recapitalization or similar transaction approved by the board of directors of FBG PubCo and, if applicable, pursuant to Section 7.6(e) in which the economic rights of the equity securities are preserved in all material respects; (C) equity securities of a Company Parent Entity issued by such Company Parent Entity to the seller(s) (including issuances to members of management of any acquired entity) in connection with an acquisition of any Person undertaken by any of such Company Parent Entity that is approved by the board of directors of FBG PubCo and, if applicable, pursuant to Section 7.6(e); (D) equity securities of a Company Parent Entity issued in connection with any equity split, reverse equity split, dividend or distribution or equivalent action by the Company Parent Entity; (E) equity securities of a Company Parent Entity issued upon the exercise or conversion or exchange of options, warrants or other convertible or exchangeable securities that were issued in compliance with (or without violation of) this Section 10.1; (F) equity securities of FBG PubCo issued in a broadly distributed underwritten public offering, “at the market” offering or an offer commonly known as a “block trade”; (G) any equity securities of a Company Parent Entity issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the board of directors of FBG PubCo; (H) equity securities of a Company Parent Entity issued to suppliers or third party service providers in connection with the provision of goods or services or to strategic partners pursuant to transactions approved by the board of directors of FBG PubCo; (I) equity securities of FBG PubCo issued in a business combination transaction with a special purpose acquisition company; and (J) equity securities of FBG issued by FBG to FBG PubCo.

(ii) “Equity Securities” means (A) Units or other equity interests (e.g., capital stock) of any of the Group Companies and (B) options, warrants or other convertible securities (including convertible debt securities) exercisable for or convertible into Units of any of the Group Companies.

(iii) “Excluded Securities” means (A) Equity Securities issued pursuant to an equity incentive plan approved by the Board and, if applicable, pursuant to Section 7.6(e), including Equity Securities issuable upon the exercise of any such option or the settlement or vesting of any award issued under an equity incentive plan; (B) Equity Securities issued in connection with any reorganization, recapitalization or similar transaction approved by the Board and, if applicable, pursuant to Section 7.6(e) in which the economic rights of the Equity Securities are preserved in all material respects; (C) Equity Securities issued by any of the Group Companies to the seller(s) (including issuances to members of management of any acquired entity) in connection with an acquisition of any Person undertaken by any of the Group Companies that is approved by the Board and, if applicable, pursuant to Section 7.6(e); (D) Equity Securities issued in connection with any equity split, reverse equity split, dividend or distribution or equivalent action by the Company; and (E) Equity Securities issued upon the exercise or conversion or exchange of options, warrants or other convertible or exchangeable securities that were issued in compliance with (or without violation of) this Section 10.1.

(iv)   “New Securities” means all Equity Securities other than Excluded Securities.

(b) Subject to Section 8.2, in the event the Company proposes to issue any New Securities, the Company shall give written notice (the “Offer Notice”) to FBG and QIC (each, an “Eligible Member”), stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities. By written notification (an “Acceptance Notice”) to the Company within thirty days after the Offer Notice is given (the “Acceptance Period”), each Eligible Member may elect to purchase for cash, at the price and on the other terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Units then held by such Eligible Member bears to the Units then held by all Eligible Members. The Eligible Members that exercise their option to purchase their full allotment of such New Securities shall have a right of over-allotment (the “Over-Allotment Right”) such that if the other Eligible Member fails to exercise its rights to purchase its full allotment of such New Securities, such Eligible Member with Over-Allotment Rights may purchase all of such remaining New Securities. The Company shall notify FBG and QIC of any Over-Allotment Right within three Business Days after the expiration of the Acceptance Period. The Eligible Member exercising its Over-Allotment Right shall exercise such right by delivering written notice to such effect to the Company within twenty days after the expiration of the Acceptance Period. The failure of an Eligible Member to submit an Acceptance Notice by the end of the Acceptance Period shall be deemed a waiver by such Eligible Member of the rights set forth in this Section 10.1 with respect to the applicable issuance of New Securities. If any of the New Securities referred to in the Offer Notice are not purchased by the Eligible Members as provided in this Section 10.1(b) (or if the rights set forth in this Section 10.1 are waived with respect to an issuance of New Securities by the Eligible Members), the Company may, during the 150 day period following the expiration of the Acceptance Period (or the date of such waiver), offer and sell the remaining New Securities to any Person or Persons at a price not less than, and upon terms that are not more favorable in any de minimis respect in the aggregate to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof (as such 30 day period may be extended by the Company to obtain any required approvals of any Governmental Entity), the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Eligible Members in accordance with this Section 10.1.

(c) QIC shall be offered the right to participate in a portion of any issuance of equity interests (or options, warrants or other convertible securities exercisable for or convertible into equity interests) of any of the Company Parent Entities (other than Company Parent Entity Excluded Securities ) (“New CPE Securities”) in accordance with this Section 10.1(c). In the event that any of the Company Parent Entities proposes to issue any New CPE Securities, such Company Parent Entity shall give written notice (the “CPE Offer Notice”) to QIC, stating (i) its bona fide intention to offer such New CPE Securities, (ii) the number of such New CPE Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New CPE Securities. By written notification (a “CPE Acceptance Notice”) to such Company Parent Entity within thirty days (or in the case of FBG PubCo, such lesser number of days that notice is given to any other potential investor in such issuance, but in no event less than 10 days) after the CPE Offer Notice is given (the “CPE Acceptance Period”), QIC may elect to purchase for cash, at the price and on the other terms specified in the CPE Offer Notice, up to that portion of such New CPE Securities which equals the proportion that the Units then held by QIC bears to the Units then held by all Eligible Members. If QIC exercises its option to purchase its full allotment of such New CPE Securities it shall have a right of over-allotment (the “CPE Over-Allotment Right”) such that if any holder of the applicable Company Parent Entity equity who is entitled to preemptive rights (the “Eligible CPE Member”) fails to exercise its rights to purchase its full allotment of such New CPE Securities, QIC, and any other Eligible CPE Member who is entitled to over-allotment rights, may purchase all of such remaining New CPE Securities. The applicable Company Parent Entity shall notify QIC of any CPE Over-Allotment Right within three Business Days after the expiration of the CPE Acceptance Period. QIC shall exercise such right by delivering written notice to such effect to the Company within twenty days after the expiration of the CPE Acceptance Period. The failure of QIC to submit a CPE Acceptance Notice by the end of the CPE Acceptance Period shall be deemed a waiver by QIC of the rights set forth in this Section 10.1(c) with respect to the applicable issuance of New CPE Securities. The applicable Company Parent Entity may, during the 150 day period following the expiration of the CPE Acceptance Period (or, if the rights set forth in this Section 10.1(c) are waived with respect to an issuance of New CPE Securities by QIC, the date of such waiver), offer and sell the remaining New CPE Securities (including any portion of the full allotment of such New CPE Securities that QIC fails to exercise its rights to purchase under this Section 10.1(c)) to any Person or Persons at a price not less than, and upon terms that are not more favorable in any de minimis respect in the aggregate to the offeree than, those specified in the CPE Offer Notice. If the applicable Company Parent Entity does not enter into an agreement for the sale of the New CPE Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof (as such 30 day period may be extended by the Company Parent Entity to obtain any required approvals of any Governmental Entity), the right provided hereunder shall be deemed to be revived and such New CPE Securities shall not be offered unless first reoffered to QIC in accordance with this Section 10.1(c) (provided that, in the case of a proposed issuance by FBG PubCo, the notification period shall be five days if the reason for such revival is a change in the price or terms).

Section 10.2  Preferred Unit Anti-Dilution Adjustment.

(a) If the Company shall issue, at any time following the Effective Date and prior to an IPO, any New Securities (other than Excluded Securities) for a consideration per Unit less than the Preferred Unit Purchase Price (“Additional Units”), the holders of Preferred Units shall be issued additional Preferred Units so that each such holder’s total number of Preferred Units is increased to be equal to the result of multiplying (i) such Preferred Unit holder’s number of units prior to such increase with (ii) an increase ratio. The increase ratio is a fraction, (x) the denominator of which shall be the number of Units Outstanding immediately prior to such issuance plus the number of Units that the aggregate consideration received by the Company for such issuance of Additional Units would purchase at the Preferred Unit Purchase Price, and (y) the numerator of which shall be the number of Units Outstanding immediately prior to such issuance plus the number of such Additional Units so issued. For purposes of this Section 10.2, the term “Units Outstanding” shall mean and include the following: (1) all then outstanding Units and (2) the number of Units ultimately issuable upon the exercise, conversion or exchange of all then outstanding options, warrants, convertible securities or other rights to ultimately acquire Units (such number of issuable Units to be determined pursuant to Section 10.2(e)).

(b) In the case of the issuance of Additional Units for cash, the consideration shall be deemed to be the amount of cash paid therefor, without deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(c) In the case of the issuance of Additional Units for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

(d) In the event Additional Units are issued together with other securities or assets of the Company for consideration which is in respect of both, the proportion of such consideration so received, computed as provided in Section 10.2(b) and Section 10.2(c), as determined in good faith by the Board.

(e) For the purposes of determining the ultimate number of Units issuable with respect to any then outstanding options, warrants, convertible securities or other rights to ultimately acquire Units, the following provisions shall apply:

(i) The aggregate maximum number of Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, the passage of time, but without taking into account potential anti-dilution adjustments) of any options to purchase or rights to subscribe for Units shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 10.2(b) and Section 10.2(c)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for all the Units directly or indirectly covered thereby.

(ii) The aggregate maximum number of Units deliverable upon conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including the passage of time, but without taking into account potential anti-dilution adjustments), any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange of such convertible or exchangeable securities or such options or rights to subscribe shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights, plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the conversion or exchange in full of all such securities or the exercise in full of any related options or rights (the consideration in each case to be determined in the manner provided in Section 10.2(b) and Section 10.2(c)).

(f) Notwithstanding anything to the contrary set forth in this Section 3.3, any provisions of this Section 10.2 may be amended or waived (either retroactively or prospectively) with (and only with) the prior written consent of the majority of the holders Preferred Units.

(g) In the event of any issuance of Units pursuant to this Section 10.2, the Company shall promptly calculate the number of Units to be issued pursuant to Section 10.2(a) and furnish to each holder of Units affected thereby a written notice setting forth such issuance or adjustment(s) and showing in reasonable detail the calculations thereof.

Section 10.3  Information Rights.

(a) Subject to Section 11.12, so long as QIC owns at least 25% of the Preferred Units it owned as of the Effective Date, the Company shall deliver:

(i) within 120 days after the end of each Fiscal Year, the audited financial statements of the Company; provided, that, if the Company’s ultimate parent company is a publicly traded company, than such financial statements shall be delivered no later than the prescribed deadlines applicable thereto under the applicable securities laws;

(ii) within 45 days after the end of each of the first three quarters of each Fiscal Year, the unaudited quarterly financial statements of the Company; provided, that, if the Company’s ultimate parent company is a publicly traded company, than such financial statements shall be delivered no later than the prescribed deadlines applicable thereto under the applicable securities laws;

(iii) monthly financial information (promptly when available);

(iv) the Budget and Business Plan for each year promptly following completion of the preparation thereof;

(v) summary of (i) any project or customer arrangement that (A) involves commitments by any Group Company of twelve-months or more, or (B) is expected to require at least 15% of any Group Company’s capacity for any 30 day period, or (ii) any agreement that commits any Group Company to be an exclusive or preferred provider of any product or service to and Person, in each case, promptly following entry into such arrangement or agreement;

(vi)   written notice of any commitment by any Group Company or capital expenditure related to any Group Company project in excess of $1,000,000 in one or more calendar years, in each case, promptly following entry into such commitment; provided, that, such commitment or capital expenditure was not previously provided for and identified in the then current Budget and Business Plan;

(vii) written notice of the hiring of any C-Suite Level Executive by a Group Company (including a summary of any compensation arrangements made in connection therewith) promptly following such hiring; and

(viii) within 45 days after the end of each quarter of each Fiscal Year, a report that sets forth the costs and expenses (and a reasonably detailed description of the methodology used to calculate such amounts) allocated by FBG or its Affiliates to the Group Companies during such fiscal quarter, including pursuant to the Intercompany Service Agreement.

(b) Subject to Section 11.12, so long as QIC holds at least 25% of the Preferred Units it held as of the Effective Date, the Company, FBG and their respective Affiliates, as applicable, shall allow QIC and its officers, employees, agents, accountants, counsel and other representatives reasonable access during normal business hours (i) to inspect the Group Companies’ books and records, to make extracts and copies therefrom at QIC’s own expense and to have reasonable access to all of the Group Companies’ facilities, property and assets, and to discuss with any director, officer, manager, Key Person, accountant or counsel of the Group Companies the operational and financial condition of the Group Companies and (ii) to inspect FBG and its Affiliates’ books and records to the extent related to the Group Companies (including any costs or expenses allocated to the Group Companies for any period), and to make extracts and copies therefrom at QIC’s own expense.

(c) Notwithstanding anything herein to the contrary, the Company and FBG shall not be required to provide the information or access contemplated by this Section 10.3 to the extent that it would require the Company or FBG to disclose information that, in the reasonable judgement and good faith of the Company’s or FBG’s counsel, as applicable, is subject to attorney-client privilege, other applicable privilege or work product protection or may conflict with any applicable law; provided, that the Company and FBG shall use commercially reasonable efforts to provide QIC with access to such information to the fullest extent practicable without risking loss of such privilege or protection, or risking a violation of such applicable law.

Article XI
MISCELLANEOUS

Section 11.1 Registration Rights Agreement. In connection with an IPO, the Company shall cause the Registering Entity to enter into an agreement with the Members (as of immediately prior to such conversion or other transaction) to provide such prior Members with certain registration rights with regard to their interest in the Registering Entity, in a form reasonably acceptable to the Board and the Company’s underwriters and no less favorable to the Common Unit holders and the Preferred Unit holders than the registration rights provision of the model Investors’ Rights Agreement maintained by the National Venture Capital Association (as such model document may be amended from time to time).

Section 11.2 Amendments. Subject to Section 7.6(e), any provision of this Agreement may be amended, modified or waived in writing by the Board; provided, however, (a) that any amendment, modification or waiver of any provision of this Agreement that has a disproportionate and adverse effect on any holder as compared to FBG or any other holder or (b) that removes, adversely modifies or otherwise has an adverse effect on any rights explicitly granted to such holder, in each case, shall require the prior written approval of such holder.

Section 11.3 Representations and Warranties. Each Member (solely on behalf of itself and not with respect to any other party) hereby represents, warrants, covenants and acknowledges as follows:

(a) Authorization, etc. (i) It is duly formed and validly existing in good standing under the laws of the jurisdiction in which it is organized, with the full power and authority to carry on its business, to execute and deliver this Agreement; and (ii) its execution and delivery of this Agreement and the powers of attorney contained herein have been authorized by all necessary corporate or other action on its behalf, and this Agreement and the powers of attorney are its legally valid and binding obligations, enforceable against it in accordance with their respective terms.

(b) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of the party’s obligations hereunder shall not conflict with, or result in any violation of or default under, any provision of any charter, bylaws, trust agreement, partnership agreement, limited liability company agreement or other governing instrument applicable to the party, or, to the best of the party’s knowledge, any material agreement or other instrument to which it is a party or by which it is bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to such party.

(c) Member Representations. If such party is a Member:

(i) such Member is receiving the Units issued to such Member solely for such Member’s own account and with no intention of distributing or reselling such Units or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act, or any other federal or state securities laws;

(ii) such Member is either (i) an “accredited investor” (as such term is defined in Regulation D under the Securities Act), or (ii) an employee of or consultant to the Group Companies and received its Units in accordance with Rule 701 promulgated under the Securities Act;

(iii) such Member understands the full nature and risk of an investment in the Units and further acknowledges that it has had access to the books and records of the Company, is generally familiar with the business conducted by the Company has had an opportunity to ask questions concerning the Group Companies;

(iv)   such Member understands and agrees that (x) the Units are being acquired by such Member in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom, (y) the Units have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to such Member by the Company or any of its Affiliates and (z) no federal or state governmental agency has passed on or made any recommendation or endorsement of the Units or an investment in the Company; and

(v) such Member understands and acknowledges that (x) the Units have not been and will not be registered under the Securities Act, or the securities laws of any state, (y) unless the Units are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction and (z) there will not be any public trading market for Units, and as a result, such Member may be unable to sell or dispose of his, her or its interest in the Company.

Section 11.4 Accounting. The books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board.

Section 11.5 Entire Agreement. This Agreement, together with any Exhibits hereto and any joinder documents entered into after the Effective Date, constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, among the parties with respect to such subject matter.

Section 11.6 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement. Each Member hereby undertakes to take any action necessary or convenient to implement any matter approved in accordance with this Agreement.

Section 11.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by digital transmission method (including e-mail), or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Falcon’s Creative Group, LLC

6996 Piazza Grande Avenue, Suite 301

Orlando, Florida 32835
Attn: [***]
Email: [***]

If to QIC:

Qiddiya Investment Company
c/o General Counsel
10th floor, Building MU04, ITCC Complex,

AlRaidah Digital City, Al Nakhil District,

Riyadh 12382, Kingdom of Saudi Arabia
Attn: [***]
Email: [***]

with a copy (which shall not constitute notice) to:	Latham & Watkins LLP

355 S. Grand Avenue
Los Angeles, California 90071
Attn: David Zaheer
Email: david.zaheer@lw.com

or to such other address or e-mail address as such Person may from time to time specify by notice to the Company; and if to a Member, to such Member at the address or e-mail address set forth on the Member Schedule. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or other electronic or digital transmission method (including e-mail), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 11.8 Governing Law. This Agreement, including its existence, validity, construction and operating effects, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to otherwise governing choice of law or conflict of laws principles.

Section 11.9 Dispute Resolution. The parties hereto shall attempt to amicably resolve any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination thereof (a “Dispute”), for a period of 30 days following written notice of a Dispute by any party hereto to another party hereto. Notwithstanding Section 11.8, any Dispute not timely resolved as aforesaid shall be referred to, and finally resolved by arbitration administered by the London Court of International Arbitration (the “LCIA”) under the LCIA arbitration rules then in effect, which rules (the “Rules”) are deemed to be incorporated by reference herein. Notwithstanding the foregoing, the arbitral tribunal resolving a Dispute (the “Arbitral Tribunal”) shall consist of 3 neutral arbitrators, who shall be appointed in accordance with the Rules. The Arbitral Tribunal shall be fluent in English. The seat, or legal place, of the arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings, and in any award or decision issued pursuant thereto, shall be English. The award or decision issued in connection with any such arbitration shall be conclusive, final and binding on the parties and the Arbitral Tribunal. Judgment upon any award or decision may be entered in, and enforced by, any court of competent jurisdiction. For the avoidance of doubt, any party hereto may seek injunctive relief or specific performance in any court of competent jurisdiction to enforce its rights and remedies hereunder or as it may have at law or in equity. The agreement to arbitrate in this Section 11.9 shall be governed by the substantive laws of England and Wales.

Section 11.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and will inure to the benefit of the Members, their respective heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving Units, whether as Assignees, Substitute Members, Members or otherwise. Except as otherwise expressly provided herein, no Member or other party hereto may assign any of its rights or obligations under this Agreement.

Section 11.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of this Agreement as a whole.

Section 11.12 Confidentiality. Each Member agrees that the provisions of this Agreement and any information provided to a Member pursuant to any provision of this Agreement shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the other Member; provided, that each Member may share such information with its Affiliates without any such consent. The obligations of the Members hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided that: (a) prior to disclosing such confidential information, the disclosing party shall notify the other Member thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (b) such disclosing party shall, if requested by the other Member, provide reasonable cooperation with the Board to protect the continued confidentiality thereof. Notwithstanding the foregoing, any Member (and their respective Affiliates) may report to its current and prospective and their respective Affiliates’ respective stockholders, limited partners, members or other owners, as the case may be, regarding the general status of their respective investment in the Company (and such stockholders, limited partners, members or other owners, as the case may be, may report to their respective stockholders, limited partners, members or other owners, as the case may be), regarding the general status of their investment in the Company provided each recipient is bound by customary obligations of confidentiality and non-use. The provisions of this Section 11.12 shall survive: (i) a Member’s ceasing to be a member of the Company for any reason, and (ii) the termination of the Company.

Section 11.13 Certain Rules of Construction. To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Article or Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with then-applicable generally accepted accounting principles; (c) “or” is not exclusive; (d) words in the singular include the plural, and words in the plural include the singular; (e) provisions apply to successive events and transactions; (f) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (g) “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (h) all references to “clauses,” “Sections” or “Articles” refer to clauses, Sections or Articles of this Agreement; and (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

Section 11.14 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or be enforceable by, any creditor of the Company or any creditor of any Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto.

Section 11.15 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.16 Waiver.

(a) No delay, failure or omission on the part of any party hereto in exercising any right, power, remedy or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement or otherwise available to any party under applicable law shall impair any such right, power, remedy or privilege, or affect the right of such party thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy or privilege shall preclude the further exercise of such right, power, remedy or privilege, or the exercise of any other right, power, remedy or privilege. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other parties, or the obligations of the party to whom such extension or indulgence is granted.

(b) The failure at any time of any party to require performance by any other parties of any responsibility or obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision of this Agreement by the other parties constitute a waiver of any succeeding breach of the same or any other obligation itself.

(c) No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

Section 11.17 Consents. Except as otherwise expressly provided herein, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

Section 11.18 Company Name. If, at any time, the Company name shall include the name of, or any trade name used by, a Member or any of its Affiliates, neither the Company nor any other Member shall acquire any right, title or interest in or to such name or trade name.

Section 11.19 Counsel. EACH MEMBER ACKNOWLEDGES THAT LATHAM & WATKINS LLP HAS REPRESENTED SOLELY QIC AND ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT AND THAT LATHAM & WATKINS LLP DOES NOT REPRESENT THE COMPANY OR ANY OTHER MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN THE COMPANY OR SUCH MEMBER AND LATHAM & WATKINS LLP (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT). EACH MEMBER AGREES (FOR ITSELF AND THE COMPANY) THAT IN ABSENCE OF ANY SUCH AGREEMENT LATHAM & WATKINS LLP SHALL OWE NO DUTIES TO THE COMPANY OR ANY MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT LATHAM & WATKINS LLP HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, LATHAM & WATKINS LLP HAS NOT REPRESENTED THE INTERESTS OF THE COMPANY OR ANY MEMBER (OTHER THAN QIC AND ITS AFFILIATES), AS SUCH, IN THE PREPARATION OR NEGOTIATION OF THIS AGREEMENT. EACH MEMBER HEREBY EMPOWERS THE BOARD TO WAIVE, ON BEHALF OF THE COMPANY, ANY CONFLICT TO WHICH LATHAM & WATKINS LLP MAY REQUEST CONSENT (INCLUDING THE WAIVER OF ANY CONFLICT NECESSARY OR DESIRABLE TO PERMIT LATHAM & WATKINS LLP TO REPRESENT QIC AND ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT ON AN ONGOING BASIS).

Section 11.20 Headings. The headings of all Articles and Sections contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

Section 11.21 Survival. Notwithstanding anything to the contrary contained herein, the provisions of Article II (Definitions), Section 3.7 (Liability of Members), Section 4.5 (Withholding and Indemnification), Section 5.2 (Tax Matters Member), Section 5.3 (Tax Elections), Section 7.11 (Indemnification by Company), Section 7.12 (Other Activities), and Article XI (Miscellaneous) (and any other provision herein necessary for the effectiveness of the foregoing sections) shall survive any (a) amendment or termination of this Agreement, (b) any Transfer by a Member and (c) the dissolution or termination of the Company.

Section 11.22 Remedies. Each of the parties hereto acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that the rights of each party to the performance of the obligations of the other parties contemplated hereby are unique and monetary damages, even if available, would be an inadequate remedy therefor. In addition to and not in derogation of any other remedy available at law (or in equity) for such breach, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party hereto to cause the other parties hereto to consummate the transactions contemplated by this Agreement. It is agreed that the parties hereto are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court as referred to in Section 11.9, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

Falcon’s Beyond Global, LLC

By:	/s/ Cecil D. Mapguri
Name:	Cecil D. Mapguri
Title:	Chief Executive Officer

[Signature page to Third A&R LLCA]

QIC Delaware, Inc.

By:	/s/ Alain-Franck Lacombe
Name:	Alain-Franck Lacombe
Title:	President and Secretary

[Signature page to Third A&R LLCA]

Schedule 3.1(b)

Member Schedule

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